UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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WCA Waste Corporation
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
IMPORTANT
PROXY STATEMENT FOR 2009 ANNUAL MEETING OF STOCKHOLDERS
REVOCABILITY OF PROXY
SOLICITATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL 1: ELECTION OF DIRECTORS
EXECUTIVE OFFICERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
INFORMATION RELATING TO OUR BOARD OF DIRECTORS AND CERTAIN COMMITTEES OF OUR BOARD OF DIRECTORS
DIRECTOR NOMINATIONS
IDENTIFYING AND EVALUATING NOMINEES FOR DIRECTOR
DIRECTOR QUALIFICATIONS
COMMUNICATIONS WITH THE BOARD OF DIRECTORS
CODE OF ETHICS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION
PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT COMMITTEE REPORT
ANNUAL REPORT
STOCKHOLDER PROPOSALS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER BUSINESS

WCA Waste Corporation
One Riverway, Suite 1400
Houston, Texas 77056
(713) 292-2400
April 30, 2009
To Our Stockholders:
     We cordially invite you to attend the 2009 Annual Meeting of Stockholders of WCA Waste Corporation to be held on Thursday, June 18, 2009 at 9:00 a.m., local time, at the offices of WCA Waste Corporation at One Riverway, Suite 1400, Houston, Texas 77056. We have enclosed a Notice of Annual Meeting of Stockholders, proxy statement and form of proxy with this letter.
     This year we are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process expedites stockholders’ receipt of proxy materials while also lowering the costs to us.
     IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS: Copies of the proxy statement and the Annual Report on Form 10-K for the year ended December 31, 2008 are available at www.cstproxy.com/wcawaste/2009.
     We encourage you to read the Notice of Annual Meeting of Stockholders and proxy statement so that you may be informed about the business to come before the meeting. Your participation in our business is important, regardless of the number of shares you own.
     We look forward to seeing you on June 18th.

Sincerely,
/s/ Tom J Fatjo, Jr.
Tom J. Fatjo, Jr.
Chairman of the Board and Chief Executive Officer

WCA Waste Corporation
One Riverway, Suite 1400
Houston, Texas 77056
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To the Stockholders of WCA Waste Corporation:
     The 2009 Annual Meeting of Stockholders (“Annual Meeting”) of WCA Waste Corporation (the “Corporation”) will be held on Thursday, June 18, 2009 at the Corporation’s offices at One Riverway, Suite 1400, Houston, Texas 77056 at 9:00 a.m. local time for the following purposes:
1.	To elect seven nominees for election to the board of directors, who shall hold office until the next annual stockholders’ meeting or until their respective successors have been elected or appointed;

2.	To ratify the appointment of the firm of KPMG LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2009; and

3.	To transact other business that may properly come before the Annual Meeting, or any adjournment or adjournments thereof.
     These items are fully described in the proxy statement, which is part of this notice.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS: Copies of the proxy statement and the Annual Report on Form 10-K for the year ended December 31, 2008 are available at www.cstproxy.com/wcawaste/2009. Upon request, which should be directed to our Secretary, Tom J. Fatjo, III, we will provide, at no cost to you, a hard copy of the proxy statement and the Annual Report on Form 10-K.
     The Corporation has not received notice of other matters that may be properly presented at the Annual Meeting.
     The Board of Directors of the Corporation has fixed the close of business on April 20, 2009 as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof. A complete list of stockholders will be open to examination by any stockholder for any purpose germane to the Annual Meeting between the hours of 9:00 a.m. and 5:00 p.m., local time, at the offices of the Corporation at One Riverway, Suite 1400, Houston, Texas 77056 for ten (10) days prior to the Annual Meeting. If you would like to view the stockholder list, please call the Corporation’s Secretary at (713) 292-2400 to schedule an appointment. The list will also be available at the Annual Meeting and may be inspected by any stockholder who is present.
     Regardless of the number of shares of WCA Waste Corporation common stock you hold, as a stockholder your vote is important and the Board of Directors of the Corporation strongly encourages you to exercise your right to vote. To ensure your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Annual Meeting.

By Order of the Board of Directors
/s/ Tom J. Fatjo, III
Tom J. Fatjo, III
Senior Vice President-Finance and Secretary

April 30, 2009
IMPORTANT
STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND IN PERSON ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE TO ENSURE ITS ARRIVAL IN TIME FOR THE ANNUAL MEETING. PLEASE USE THE ENCLOSED POSTAGE-PAID ENVELOPE.

WCA Waste Corporation
One Riverway, Suite 1400
Houston, Texas 77056
(713) 292-2400
PROXY STATEMENT FOR
2009 ANNUAL MEETING OF STOCKHOLDERS
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS: Copies of the proxy statement and the Annual Report on Form 10-K for the year ended December 31, 2008 are available at www.cstproxy.com/wcawaste/2009.
     This proxy statement and the accompanying proxy card are being mailed to stockholders on or about April 27, 2009 in connection with the solicitation by the Board of Directors (the “Board of Directors”) of WCA Waste Corporation of proxies to be used at the 2009 Annual Meeting of Stockholders (the “Annual Meeting”) of WCA Waste Corporation to be held on Thursday, June 18, 2009 at our offices at One Riverway, Suite 1400, Houston, Texas 77056 at 9:00 a.m. local time. Our principal executive offices are located at One Riverway, Suite 1400, Houston, Texas 77056. Unless the context requires otherwise, references in this proxy statement to “WCA Waste,” “the company,” “we,” “us,” or “our” refer to WCA Waste Corporation.
QUORUM AND VOTING
     Holders of record of our common stock, par value $0.01 per share (the “Common Stock”), at the close of business on April 20, 2009, will be entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof. As of April 20, 2009, there were 16,406,848 shares of Common Stock outstanding, held by 167 holders of record. The number of holders does not include any beneficial owners for whom shares of Common Stock may be held in “nominee” or “street” name.
     The Common Stock is the only class of our capital stock entitled to vote at the Annual Meeting with respect to the election of directors. Ares Corporate Opportunities Fund II, L.P. (“ACOF II”), the sole holder of our Series A Convertible Pay-In-Kind Preferred Stock, par value $0.01 per share (“Preferred Stock”). Although the Preferred Stock votes together with the Common Stock on all other matters on an as-converted basis, the Preferred Stock does not vote with respect to directors elected by the holders of Common Stock. Pursuant to a stockholder’s agreement governing the Preferred Stock, ACOF II will vote in the manner recommended by the Board of Directors with respect to these other matters. As of April 20, 2009, there were 848,556 shares of Preferred Stock outstanding, all of which were held by ACOF II, which on an as-converted basis equals 8,839,127 shares of Common Stock. As more fully described under “Proposal 1: Election of Directors—Directors Designated by ACOF II,” ACOF II is entitled to nominate and elect two directors to the Board of Directors. Each holder of Common Stock (including ACOF II voting its shares of Preferred Stock on an as-converted basis) is entitled to one vote per share on each matter that is called to vote at the Annual Meeting. Stockholders are not entitled to cumulative voting.
     The holders of a majority of the voting power of the outstanding shares of Common Stock entitled to vote must be present, in person or by proxy, to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes (shares held by a broker or nominee that does not have the authority to vote on a matter, and has not received instructions from the beneficial owner) are counted as present in determining whether the quorum requirement is met.
     The affirmative vote of a plurality of the votes cast is required for the election of each nominee for director. Therefore, abstentions and broker non-votes will not be taken into account in determining the outcome of the election of directors, as they are considered neither votes for nor votes against the action.

     Our second amended and restated bylaws require the affirmative vote of a majority of the votes cast for all matters to be determined at the Annual Meeting other than the election of directors, including the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm. On these matters, abstentions and broker non-votes will be treated as unvoted for purposes of determining approval of the proposal and will have neither the effect of a vote for nor vote against the proposal.
     The Inspector of Elections for the Annual Meeting will be Joseph J. Scarano, Jr., our vice president and controller, and he will tabulate the votes. We will announce preliminary voting results at the Annual Meeting. The final official voting results from the Annual Meeting will be disclosed in our quarterly report on Form 10-Q for the quarter ending June 30, 2009, which will be filed with the Securities and Exchange Commission (“SEC”) in August 2009.
     You may vote your proxy by Internet, telephone or mail, as explained below. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Daylight Savings Time, on June 17, 2009. Voting your proxy does not limit your right to vote in person should you decide to attend the Annual Meeting. The law of Delaware, under which WCA Waste is incorporated, specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the Inspector of Elections of the Annual Meeting can determine that such electronically transmitted proxy was authorized by the stockholder. If your shares are held in the name of a broker, bank or other holder of record, you will be provided voting instructions from the holder of record. If you vote by Internet or telephone, please do not mail the enclosed proxy card.
•	Internet. Access the Internet voting site at http://www.continentalstock.com. Follow the on-screen instructions and be sure to have the control number listed on your proxy card available when you access the Internet voting site. Please note that stockholders that vote by Internet must bear all costs associated with electronic access, including Internet access fees.

•	Telephone. Dial toll free 1-866-894-0537 from any touch-tone telephone. Follow the voice prompts and be sure to have the control number listed on your proxy card available when you call.

•	Mail. Simply mark, sign, date and return the proxy card to Continental Stock Transfer & Trust Company. A postage-prepaid envelope has been provided for your convenience if you wish to vote your proxy by mail.
     If a stockholder completes, signs, dates and returns the proxy card, or calls the toll-free telephone number or properly uses the Internet voting procedures described on the proxy card by 7:00 p.m., Eastern Daylight Savings Time, on June 17, 2009, his, her or its shares will be voted at the Annual Meeting in accordance with his, her or its instructions. If a stockholder returns a proxy card unsigned, his, her or its vote cannot be counted. If a stockholder signs and dates a proxy card, but does not fill out the voting instructions on the proxy card, the shares represented by the proxy will be voted in accordance with the Board of Directors’ recommendations, as follows:
•	FOR the election of each of the nominees to the Board of Directors to hold office until the next annual stockholders’ meeting or until their respective successors have been elected or appointed; and

•	FOR the ratification of the appointment of the firm of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.
          Also, if you hold your shares in the name of a bank or broker, your ability to vote by telephone or the Internet depends on their voting processes. Please follow the directions on your Notice carefully. A number of brokerage firms and banks participate in a program provided through Broadridge Financial Solutions, Inc. (“Broadridge”) that offers telephone and Internet voting options. If your shares are held in an account with a brokerage firm or bank participating in the Broadridge program, you may vote those shares telephonically by calling the telephone number shown on the voting instruction form received from your brokerage firm or bank, or through the Internet at Broadridge’s voting Web site (www.proxyvote.com). Votes submitted through the Internet or by telephone through the Broadridge program must be received by 11:59 p.m., Eastern Daylight Saving Time, on June 17, 2009.
     In addition, if any other matters come before the Annual Meeting, Tom J. Fatjo, III, our senior vice president–finance and secretary, and Michael A. Roy, our vice president and general counsel, the named proxies, have discretionary authority to vote on those matters in accordance with their best judgment. The Board of Directors is not currently aware of any other matters that may come before the Annual Meeting.
REVOCABILITY OF PROXY
     The form of proxy card enclosed is for use at the Annual Meeting if a stockholder will be unable to attend in person. The proxy (whether submitted by mail, telephone, or Internet) may be revoked by a stockholder at any time before it is exercised on the date of the Annual Meeting by:
•	delivering a written notice of revocation to the Secretary of WCA Waste at our principal executive offices;

•	submitting a later-dated proxy by Internet in the manner specified above, by telephone in the manner specified above or in writing to the Secretary of WCA Waste at our principal executive offices; or

•	voting in person at the Annual Meeting.
     Attendance at the Annual Meeting will not revoke a proxy unless a stockholder provides written notice of revocation to the Secretary of WCA Waste before the proxy is exercised or unless the stockholder votes his or her shares in person at the Annual Meeting. Street name holders that vote by proxy may revoke their proxies by informing the holder of record in accordance with that entity’s procedures.
SOLICITATION
     This solicitation is made on behalf of the Board of Directors. The cost of preparing, assembling, printing and mailing the Notice of Annual Meeting of Stockholders, this proxy statement, the enclosed proxy card and any additional materials, as well as the cost of soliciting the proxies will be borne by us, including reimbursement paid to brokerage firms and other custodians, nominees and fiduciaries for reasonable costs incurred in forwarding the proxy materials to, and solicitation of proxies from, the beneficial owners of shares held by such persons. The solicitation will be made initially by mail. Our Board of Directors may later decide to make further solicitations by mail, telephone, telex, facsimile or personal calls by our directors, officers and employees. We will not pay additional compensation to our directors, officers and employees for their solicitation efforts, but we will reimburse them for any out-of-pocket expenses they incur in their solicitation efforts.
SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
     The information provided below indicates the beneficial ownership, as of April 20, 2009, of Common Stock and Preferred Stock by each director, by each executive officer named in the Summary Compensation Table located elsewhere in this proxy statement, by all directors and executive officers as a group and by each person known by us to beneficially own more than 5% of the outstanding shares of Common Stock or Preferred Stock.
     For purposes of the tables below, the amounts and percentages of Common Stock and Preferred Stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days, including through the exercise of options or warrants. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.

Owners of More Than 5% of Our Common Stock or Preferred Stock
Based solely upon filings made with the SEC and inquiries made by our officers and directors, the following persons are the only persons known by us to own beneficially more than 5% of the outstanding shares of Common Stock or Preferred Stock as of April 20, 2009 (other than Mr. Tom J. Fatjo, Jr., whose beneficial ownership of our Common Stock is set forth below under “Security Ownership of Certain Beneficial Owners and Management—Directors and Executive Officers”).

			Amount
			and
			Nature of
	Amount and	Percent	Beneficial	Percent
	Nature of	of Class	Ownership	of Class
	Beneficial	of	of	of
	Ownership of	Common	Preferred	Preferred
Name and Address of Beneficial Owner	Common Stock	Stock (1)	Stock	Stock (1)
Ares Corporate Opportunities Fund II, L.P. (2)	8,864,391 (2)	35.1%	848,556 (2)	100.0%
River Road Asset Management, LLC (3)	2,256,608	13.8%	—	—
Dimension Fund Advisors LP (4)	1,468,638	9.0%	—	—
Esping Family and Related Entities (5)
William P. Esping	2,136,061	13.0%	—	—
Julie E. Blanton	1,097,547	6.7%	—	—
Jennifer E. Kirtland	1,094,742	6.7%	—	—
Kathryn E. Woods	812,096	5.0%	—	—
WPE Kids Partners, L.P.	1,136,221	6.9%	—	—
WPE Holdings, Inc.	1,136,221	6.9%	—	—
Esping Marital Deduction Trust No. 2	812,096	5.0%	—	—

(1)	Other than the beneficial ownership of Common Stock by ACOF II, which percentage amount is presented on a fully-converted basis, all other beneficial ownership percentages are based on 16,406,848 shares of Common Stock and 848,556 shares of Preferred Stock outstanding as of April 20, 2009. For additional information regarding the Preferred Stock, please see “Additional Terms of the Preferred Stock” below.

(2)	The following information is based on filings made with the SEC by ACOF II and certain affiliated entities. The general partner of ACOF II is ACOF Management II, L.P. (“ACOF Management II”) and the general partner of ACOF Management II is ACOF Operating Manager II, L.P. (“ACOF Operating Manager II”). ACOF Operating Manager II is indirectly controlled by Ares Management LLC (“Ares Management”), which, in turn, is indirectly controlled by Ares Partners Management Company LLC. Each of the foregoing entities (collectively and together with Ares Management, the “Ares Entities”) and the partners, members and managers thereof, other than ACOF II, disclaims beneficial ownership of the shares of Common Stock owned by ACOF II, except to the extent of any pecuniary interest therein. The address of each Ares Entity is 2000 Avenue of the Stars, 12th Floor, Los Angeles, CA 90067.

Shares reported include 18,948 and 6,316 shares held of record by Jeffrey S. Serota and Jeffrey B. Schwartz, respectively, for the benefit of the Ares Entities. Messrs. Serota and Schwartz, two of our directors, are associated with the Ares Entities. Pursuant to the policies of the Ares Entities, Messrs. Serota and Schwartz must hold these shares as nominees on behalf of, and for the sole benefit of, the Ares Entities. Accordingly, Messrs. Serota and Schwartz each disclaim beneficial ownership of these shares.

(3)	Based on the amended Schedule 13G filed with the SEC on February 12, 2009, River Road Asset Management, LLC has sole voting power with respect to 1,664,770 shares of Common Stock and sole dispositive power with respect to 2,256,608 shares of Common Stock. The address of River Road Asset Management, LLC is 462 S. 4th Street, Suite 1600, Louisville, KY 40202.

(4)	Based on the Schedule 13G filed with the SEC on February 9, 2009, Dimension Fund Advisors LP has sole voting power with respect to 1,459,488 shares of Common Stock and sole dispositive power with respect to 1,468,638 shares of Common Stock. The address for Dimension Fund Advisors LP is 6300 Bee Caves Road, Austin, TX 78746.

(5)	Based on the Schedule 13D filed with the SEC on May 9, 2005, (a) William P. Esping holds sole voting and dispositive power with respect to 1,171,478 shares of Common Stock and shared voting and dispositive power with respect to 964,583 shares of Common Stock, (b) Julie E. Blanton holds sole voting and dispositive power with respect to 282,645 shares of Common Stock and shared voting and dispositive power with respect to 814,902 shares of Common Stock, (c) Jennifer E. Kirtland holds sole voting and dispositive power with respect to 282,646 shares of Common Stock and shared voting and dispositive power with respect to 812,096 shares of Common Stock, and (d) Kathryn E. Woods holds shared voting and dispositive power with respect to 812,096 shares of Common Stock. William P. Esping holds sole ultimate voting and investment control over all shares of Common Stock owned by WPE Kids Partners, L.P. and WPE Holdings, Inc. William P. Esping, Julie E. Blanton, Jennifer E. Kirtland and Kathryn E. Woods are the four trustees of the Esping Marital Deduction Trust No. 2. They share voting and investment control over the 812,096 shares of Common Stock held by the trust. Mr. Esping is a member of the Board of Directors of Waste Corporation of America, LLC (“WCA LLC”), our former parent company. For a discussion of Mr. Esping’s relationship with our former parent, WCA LLC, see “—Waste Corporation of America, LLC,” below. The address for the Esping family members and related entities is 2828 Routh Street, Suite 500, Dallas, TX 75201.

Directors and Executive Officers
          Except under applicable community property laws or as otherwise indicated in the footnotes to the table below, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned. The address of all directors and executive officers in this table is c/o WCA Waste Corporation, One Riverway, Suite 1400, Houston, Texas 77056. Ownership amounts are as of April 20, 2009.

	Amount and Nature
	of Beneficial	Percent of
	Ownership of	Common
Name of Beneficial Owner	Common Stock	Stock (1)
Tom J. Fatjo, Jr. (2)	1,059,764	6.5%
Jerome M. Kruszka (3)	708,123	4.3%
Charles A. Casalinova (4)	373,310	2.3%
Tom J. Fatjo, III (5)	510,423	3.1%
Richard E. Bean (6)	140,631	*
Roger A. Ramsey (7)	49,264	*
Ballard O. Castleman (8)	79,140	*
Preston R. Moore, Jr.	67,314	*
Honorable John V. Singleton	18,948	*
Jeffrey S. Serota (9)	18,948	*
Jeffrey B. Schwartz (10)	6,316	*
All directors and executive officers as a group (11 persons)	2,969,907	18.1%

*	Represents beneficial ownership of less than 1%.

(1)	Percent of shares beneficially owned is based on 16,406,848 shares of Common Stock outstanding as of April 20, 2009.

(2)	Includes: (a) 98,368 shares owned by Tom J. Fatjo, Jr. Trust; (b) 12,296 shares owned by Jacqueline Fatjo 1998 Gift Trust; and (c) 12,296 shares owned by Channing Fatjo 1998 Gift Trust. Mr. Fatjo, Jr. is the trustee of each of these trusts, and as such, he has voting and investment power over the assets of such trusts, including shares of Common Stock. Also includes: (w) 211,491 shares owned by Fatjo WCA Partners, L.P., a limited partnership, controlled by Mr. Fatjo, Jr.; (x) 58,131 shares owned by First Sugar Hill Partners, LP, a limited partnership, the sole general partner of which is a corporation controlled by Mr. Fatjo, Jr. (“FSH Partners”); (y) 51,288 shares representing Mr. Fatjo’s proportionate indirect interest in shares owned by WCA LLC; and (z) 100,000 shares underlying options currently exercisable. Mr. Fatjo, Jr. disclaims beneficial ownership of the securities held by WCA LLC, Fatjo WCA Partners, L.P. and FSH Partners except to the extent of his pecuniary interest therein. Includes 122,992 shares of restricted Common Stock that will not be vested within 60 days of April 20, 2009. Mr. Fatjo is a member of the Board of Directors of WCA LLC.

(3)	Includes: (a) 26,938 shares representing Mr. Kruszka’s proportionate indirect interest in shares owned by WCA LLC, of which Mr. Kruszka disclaims beneficial ownership; and (b) 100,000 shares underlying options currently exercisable. Includes 122,992 shares of restricted Common Stock that will not be vested within 60 days of April 20, 2009. Mr. Kruszka is a member of the Board of Directors of WCA LLC.

(4)	Includes: (a) 9,343 shares representing Mr. Casalinova’s proportionate indirect interest in shares owned by WCA LLC, of which Mr. Casalinova disclaims beneficial ownership; and (b) 75,000 shares underlying options currently exercisable. Includes 89,246 shares of restricted Common Stock that will not be vested within 60 days of April 20, 2009.

(5)	Includes: (a) 3,074 shares owned by Thomas J. Fatjo, IV Descendant’s Trust; (b) 3,074 shares owned by Berkeley E. Fatjo Descendant’s Trust; (c) 3,074 shares owned by Travis C. Fatjo Descendant’s Trust; (d) 3,074 shares owned by Justin D. Ruud Descendant’s Trust; (e) 3,074 shares owned by Landon C. Ruud Descendant’s Trust; (f) 12,296 shares owned by Jacqueline Fatjo 1998 Gift Trust; and (g) 12,296 shares owned by Channing Fatjo 1998 Gift Trust. Mr. Fatjo, III is the trustee of each of these trusts, and as such, he has voting and investment power over the assets of such trusts, including their shares of Common Stock. Also includes: (v) 3,000 shares held by Tom J. Fatjo, III IRA; (w) 11,510 shares held by Mr. Fatjo, III as a limited partner of FSH Partners; (x) 26,172 shares held by Mr. Fatjo, III as a limited partner of Fatjo WCA Partners, L.P., (y) 18,617 shares representing Mr. Fatjo’s proportionate indirect interest in shares owned by WCA LLC, of which Mr. Fatjo disclaims beneficial ownership; and (z) 65,000 shares underlying options currently exercisable. Includes 84,497 shares of restricted Common Stock that will not be vested within 60 days of April 20, 2009.

(6)	Includes: (a) 6,222 shares representing Mr. Bean’s proportionate indirect interest in shares owned by WCA LLC, of which Mr. Bean disclaims beneficial ownership; and (b) 20,000 shares underlying options currently exercisable.

(7)	Includes 20,000 shares underlying options currently exercisable.

(8)	Includes: (a) includes 44,175 shares owned by BRAv Ventures, L.P., a family limited partnership of which Mr. Castleman is the sole general partner; (b) 2,333 shares representing Mr. Castleman’s proportionate indirect interest in shares owned by WCA LLC, of which Mr. Castleman disclaims beneficial ownership; and (c) 20,000 shares underlying options currently exercisable.

(9)	Mr. Serota is a Senior Partner in the Private Equity Group of Ares Management, which indirectly controls ACOF II. Mr. Serota disclaims beneficial ownership of the shares owned by ACOF II, except to the extent of any pecuniary interest therein and further disclaims beneficial ownership of 18,948 shares for which he is the record holder of, but has assigned all economic, pecuniary and voting rights to, Ares Management.

(10)	Mr. Schwartz is a Principal in the Private Equity Group of Ares Management, which indirectly controls ACOF II. Mr. Schwartz disclaims beneficial ownership of the shares owned by ACOF II, except to the extent of any pecuniary interest therein and further disclaims beneficial ownership of 6,316 shares for which he is the record holder of, but has assigned all economic, pecuniary and voting rights to, Ares Management.

PROPOSAL 1: ELECTION OF DIRECTORS
          Our amended and restated certificate of incorporation and amended and restated bylaws provide that the Board of Directors shall consist of a minimum of three directors. The Board of Directors currently consists of nine members. ACOF II, as the sole holder of our Preferred Stock and voting as a separate class, is currently entitled to elect two members to the Board of Directors. ACOF II has notified us of the two directors it intends to elect to the Board of Directors. The election of these directors by ACOF II will occur immediately following the Annual Meeting. Information regarding these two directors is set forth below under “—Directors Designated by ACOF II.” Although the Preferred Stock votes together with the Common Stock on all other matters on an as-converted basis, the Preferred Stock does not vote with respect to directors elected by the holders of Common Stock.
          It is the intention of the persons named in the enclosed proxy, in the absence of a contrary direction, to vote FOR the election of each of the seven persons named in this proxy statement as nominees for director for a one-year term expiring at the 2010 Annual Meeting of Stockholders or until their successors are duly elected and qualified or until their earlier death, resignation or removal.
Nominees for the Board of Directors
          In addition to the two directors designated by the Preferred Stock to be elected immediately after the Annual Meeting, there are seven directors to be elected by the holders of Common Stock. Our nominees for the election of directors include five independent directors, as defined by the NASDAQ Marketplace Rules, and two members of our senior management. The names of the nominees for election as a director to serve until the 2010 Annual Meeting of Stockholders, and certain additional information with respect to each of them, are set forth below. The nominees have consented to be named in this proxy statement and to serve as directors, if elected. Except as indicated below, there are no family relationships among any of our executive officers or the director nominees.
          If, at the time of or prior to the Annual Meeting, any of the nominees is unable or declines to serve, the persons named as proxies may use the discretionary authority provided in the proxy to vote for a substitute or substitutes designated by the Board of Directors. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

		Director
Name	Age	Since
Tom J. Fatjo, Jr.	68	2000
Jerome M. Kruszka	60	2000
Ballard O. Castleman	42	2000
Richard E. Bean	65	2004
Roger A. Ramsey	70	2004
Preston R. Moore, Jr.	76	2006
Honorable John V. Singleton	91	2006
          Tom J. Fatjo, Jr. Mr. Fatjo, Jr. has served as chairman of the Board of Directors and chief executive officer since our formation in September 2000. Since August 1998, Mr. Fatjo, Jr. has also served as the chairman of the board and chief executive officer of our former parent, WCA LLC. From 1992 to August 1998, Mr. Fatjo, Jr. served as the chairman and chief executive officer, and from 1994 to 1996 as the president, of TransAmerican Waste Industries, Inc., or TransAmerican, a publicly-held waste management company that merged into USA Waste Services, Inc. in 1998. In 1990 and 1991, Mr. Fatjo, Jr. was the co-founder and the chairman of the board of directors and chief executive officer of Republic Waste Industries, Inc., or Republic Waste, another publicly-held waste management company. Mr. Fatjo, Jr. also founded Browning-Ferris Industries, Inc., or BFI, formerly one of the nation’s largest solid waste management companies and now a part of Republic Services, Inc., another publicly- held waste management company. From 1966 to 1976, Mr. Fatjo, Jr. served as the co-chief executive officer responsible for BFI’s mergers and acquisitions and corporate development activities. Mr. Fatjo, Jr. remained on BFI’s board until 1980. Mr. Fatjo, Jr. received a Bachelor of Arts degree from Rice University. Mr. Fatjo, Jr. has over 43 years of experience in the solid waste management industry. Mr. Fatjo, Jr. is the father of Tom J. Fatjo, III, our senior vice president — finance and secretary.
          Jerome M. Kruszka. Mr. Kruszka has served as one of our directors and our president and chief operating officer since our formation in September 2000. Since August 1998, Mr. Kruszka has also served as a director and as the president and chief operating officer of our former parent, WCA LLC. From 1996 to August 1998, Mr. Kruszka served as the president and chief operating officer, and from 1997 to 1998 as a director, of TransAmerican. In 1971, Mr. Kruszka began his career with Waste Management, Inc., the largest publicly-held waste management company in the United States. From 1971 to 1996, Mr. Kruszka held several positions with Waste Management, Inc. and its affiliates, including general manager, district manager and regional manager for northern California, where over 20 divisions involved in collection, transfer, recycling and landfill operations reported to him, and including vice president of operations, western region manager and member of the executive committee of Chemical Waste Management, Inc. (an affiliate of Waste Management). Mr. Kruszka has over 38 years of experience in the solid waste management industry.
          Ballard O. Castleman. Mr. Castleman has served as one of our directors since our formation in September 2000 and as a member of our Audit Committee and Compensation Committee since March 2004. Mr. Castleman is also a member of our Acquisition Committee. Since July 1999, Mr. Castleman has also served as a director of our former parent, WCA LLC. Mr. Castleman is a limited partner in WCA Partners, L.P. Mr. Castleman also has indirect interests in other entities that own our Common Stock. Mr. Castleman is also a limited partner of EFO Holdings and is responsible for identifying and underwriting private and public companies for investment by EFO Holdings and structuring and executing private equity transactions for EFO Holdings. Mr. Castleman joined EFO Holdings as an associate in July 1997 and became a limited partner in 1999. From 1995 to July 1997, Mr. Castleman was a vice president with Heller Financial’s Corporate Finance Group, where he was responsible for origination, underwriting and structuring leveraged debt and mezzanine transactions of private buy-outs and acquisitions. While at Heller, he was involved with approximately 10 transactions and over $300 million of capital investment. Mr. Castleman received an M.B.A. from the University of Texas at Austin, McCombs School of Business, and a B.A. in History from Vanderbilt University. Mr. Castleman has served as, or is currently serving as, a director on a number of other boards of private companies, including Navigator Communications, LLC, NTE Aviation, Ltd., Stampede Holdings, Inc. and Melbourne Greyhound Park, LLC.
          Richard E. Bean. Mr. Bean has served as one of our directors and as a member of our Audit Committee and Compensation Committee since June 2004. Mr. Bean is also a member of our Acquisition Committee. Mr. Bean is the Chair of our Audit Committee. Since 1976, Mr. Bean has served as the Executive Vice President and as a director of Pearce Industries, Inc., a privately held company that markets a variety of oilfield equipment and construction machinery. Mr. Bean served as Chief Financial Officer of Pearce Industries from 1976 to 2004. Mr. Bean is currently the chairman of the board and audit committee of First City Financial Corp., and a director and the chairman of the audit committee of Sanders Morris Harris Group Inc., both of which are publicly-held companies. Mr. Bean served as a member of the portfolio administration committee of First City Bancorporation Liquidating Trust from July 1995 until February 2004 when the trust was terminated and distributed its remaining assets. Mr. Bean also served as a director of our former parent, WCA LLC, from its inception in August 1998 through September 2000, and as a director of and chairman of the audit committee of TransAmerican from February 1997 to May 1998. Mr. Bean is also a stockholder and director of several closely held corporations. Mr. Bean is involved in numerous civic organizations such as the Houston Livestock Show and Rodeo where he serves as a director and member of the audit committee. Mr. Bean received an M.B.A. in Accounting and a Bachelor of Business Administration in Finance with honors from the University of Texas at Austin and has been a Certified Public Accountant since 1968.
          Roger A. Ramsey. Mr. Ramsey has served as one of our directors and as a member of our Audit Committee and Compensation Committee since June 2004. Mr. Ramsey is also a member of our Acquisition Committee. Mr. Ramsey is the Chair of our Compensation Committee. From December 1999 until its sale in August 2007, Mr. Ramsey served as Chairman of the Board of VeriCenter, Inc., a privately-owned managed hosting services provider. Since October 2004, Mr. Ramsey has served as Chairman and Chief Executive Officer of Medserve, Inc., a privately-owned medical waste company. From July 1997 to December 1998, Mr. Ramsey served as the Chairman of the Board (non-executive) of Allied Waste Industries, Inc. and as a director from January 1999 to December 2002. From 1989 to June 1997, Mr. Ramsey served as the founder, Chairman and Chief Executive Officer of Allied Waste Industries, Inc. Mr. Ramsey is also the former Vice President and Chief Financial Officer, and a co-founder, of BFI. Mr. Ramsey received a B.S. in Commerce (cum laude) from Texas Christian University and has been a Certified Public Accountant since 1962. Mr. Ramsey is a director and member of the audit and compensation committees of Carrizo Oil & Gas, Inc., a publicly-held company.
          Preston R. Moore Jr. Mr. Moore has served as one of our directors since November 2006. Mr. Moore is a 1954 graduate of the University of Texas at Austin. Mr. Moore has served as Chairman and Chief Executive Officer of Wilson Business Products, Systems & Services, Inc., and later as President of Wilson Industries. He also served as President of Volcano Therapeutics, Inc. a publicly-held company, a position from which he retired in 2001. Mr. Moore was appointed by President George H.W. Bush to serve as the Chief Financial Officer and Assistant Secretary for Administration for the United States Department of Commerce from 1990 through 1992. From 1995 through 1998, Mr. Moore served as a Director of TransAmerican. Mr. Moore currently serves on the Advisory Council of the University of Texas McCombs School of Business, and on the James A. Baker School of Public Policy Leadership Committee at Rice University.
          Honorable John V. Singleton. Judge Singleton has served as one of our directors since November 2006. Judge Singleton is a graduate of the University of Texas at Austin and obtained his license to practice law in the State of Texas in 1942. Judge Singleton served as a Lieutenant and Gunnery Officer on the USS Dempsey and the USS Greenwood in the United States Navy from 1942 until 1946. Mr. Singleton practiced law in Houston, Texas until 1966, when President Lyndon Johnson appointed him to serve as a District Judge for the United States District Court for the Southern District of Texas. In 1979, Judge Singleton was appointed Chief Judge of the Southern District, and took senior status in 1988. Judge Singleton also served as a District Judge Representative to the Judicial Conference of the United States from 1980 through 1983. Judge Singleton retired from the bench in 1992. He continues to practice law in association with Richard Haynes & Associates. From 1995 through 1998, Judge Singleton served as a Director of TransAmerican.
          The Board of Directors recommends that you vote “FOR” the election of the nominees for director to serve until the 2010 Annual Meeting of Stockholders. All proxies executed and returned will be voted “FOR” the nominees unless the proxy specifies otherwise.
Directors Designated by ACOF II
          ACOF II, as the sole owner of our Preferred Stock, is entitled to elect members to the Board of Directors voting as a separate class as follows: (i) two directors to the Board of Directors for so long as ACOF II continues to hold Preferred Stock representing at least 20% of “post-conversion equity” (outstanding Common Stock assuming conversions into common shares of all securities, including the Preferred Stock and assuming the PIK Dividends accelerated to include a full five years); (ii) one director for so long as it continues to hold at least 10% of post-conversion equity; and (iii) no directors if its post-conversion equity is below 10%. Accordingly, ACOF II has designated the two members to the Board of Directors as set forth below. Such members, when officially elected by ACOF II, will serve a one-year term or until their successors are duly elected and qualified or until their earlier death, resignation or removal. Although the Preferred Stock votes together with the Common Stock on all other matters on an as-converted basis, the Preferred Stock does not vote with respect to directors elected by holders of Common Stock. In connection with its right to elect directors, ACOF II also agreed to certain limits on the qualifications of such directors, and it receives rights to directors and officers insurance and indemnification and observer rights on committees of the Board of Directors.
          The names and certain additional information with respect to each of the ACOF II-designated members are set forth below. Although ACOF II has already designated the following persons as their nominees to the Board of Directors, ACOF II has informed us that these persons will be officially elected and become members of the Board of Directors immediately following the Annual Meeting. The members of the Board of Directors designated by ACOF II have consented to being named in this proxy statement. There are no family relationships among any of our executive officers and the directors designated by ACOF II.

Name	Age	Director Since
Jeffrey S. Serota	43	2006
Jeffrey B. Schwartz	34	2008
          Jeffrey S. Serota. Mr. Serota has served as one of our directors since September 2006. Mr. Serota is a member of our Acquisition Committee. Mr. Serota is a senior partner in the Private Equity Group of Ares Management. Prior to joining Ares Management in 1997, Mr. Serota was a vice president in the Investment Banking Department of Bear, Stearns & Co. where he specialized in providing investment banking services to financial sponsor clients of the firm. Prior to joining Bear Stearns, Mr. Serota was with Dabney/Resnick, Inc., a boutique investment bank. At Dabney/Resnick, Mr. Serota specialized in merchant banking and capital raising activities for middle market companies and had primary responsibility for the firm’s bridge financing activities. Mr. Serota also worked at Salomon Brothers Inc. focusing on mergers and acquisitions and merchant banking transactions. Mr. Serota serves on the board of directors of Exco Resources, Inc. and SandRidge Energy, Inc., both publicly-held companies, as well as the boards of directors of several private companies. Mr. Serota graduated magna cum laude with a B.S. in Economics from the University of Pennsylvania’s Wharton School of Business and received an M.B.A. from UCLA’s Anderson School of Management.
          Jeffrey B. Schwartz. Mr. Schwartz’s has served as one of our directors since June 2008. Mr. Schwartz joined Ares Management in June 2004 as Vice President in the Private Equity Group and has been a Principal in the Private Equity Group since 2007. From January 2000 to May 2004, Mr. Schwartz was an investment banker with Lehman Brothers where he provided acquisition advice to financial sponsors on potential leveraged buyouts. Prior to that, he was an investment banker with Wasserstein Perella Group where he specialized in mergers and acquisitions and leveraged finance. Mr. Schwartz serves on the board of directors of General Nutrition Centers, Inc. and TPEP Holdings, Inc. (Tinnerman Palnut Engineering Products). Mr. Schwartz graduated from the University of Pennsylvania’s Wharton School of Business with a B.S. in Economics.
Additional Terms of the Preferred Stock
          The material terms of the Stockholder’s Agreement, which we entered into with ACOF II in connection with the issuance of the Preferred Stock, are set forth below.
          Conversion Rights. The 848,556 outstanding shares of Preferred Stock are immediately convertible at ACOF II’s discretion into 8,839,127 shares of Common Stock, which, as of April 20, 2009, would represent approximately 35.0% of the outstanding Common Stock on a post-conversion basis. ACOF II can convert the Preferred Stock into Common Stock at any time at a conversion price of $9.60 per share, with conversion being calculated by taking the stated value (initially $100.00 per share) plus any amount added to stated value by way of dividends, then dividing by $9.60 to produce the number of shares of Common Stock issuable.
          Payable-in-Kind Dividends. Dividends on the Preferred Stock are payable in-kind (the “PIK Dividends”) for the first five years, meaning that they are payable solely by adding the amount of dividends to the stated value of each share. At the end of five years of PIK dividends, the Preferred Stock would be convertible into approximately 10,000,661 shares of Common Stock. In the event that one of the “acceleration events” (as defined in the certificate of designations for the Preferred Stock) were to occur prior to the end of the fifth year, five years of PIK dividends would accelerate at that time and the Preferred Stock would be immediately convertible into 10,000,661 shares of Common Stock. Based on the outstanding shares as of April 20, 2009, 10,000,661 shares of Common Stock would represent approximately 37.9% of the outstanding Common Stock on a post-conversion basis.
          Standstill. Until the earliest of the seventh anniversary of issuance of the Preferred Stock or 180 days after ACOF II owns less than 10% of post-conversion equity (the “Standstill Period”), ACOF II agreed to numerous “standstill” restrictions, including acquiring additional voting securities, proposing or encouraging any fundamental transaction, participating in a “group,” soliciting proxies, attempting to change the size of the Board of Directors or its composition, entering into a voting agreement, transferring any of its voting securities (except in compliance with the Stockholder’s Agreement), or discussing or encouraging any of the foregoing.

     Voting Restrictions. During the Standstill Period, ACOF II will vote its shares of Preferred Stock or Common Stock at any stockholder meeting in the following manner: (a) in the manner recommended by the Board of Directors, if the vote is in connection with any fundamental transaction; (b) in its own discretion, if the vote relates to an amendment of the certificate of designation for the Preferred Stock or is not inconsistent with the Stockholder’s Agreement; and (c) in the manner recommended by the Board of Directors, if the vote is not otherwise covered above.
     Transfer Restrictions. During the Standstill Period, ACOF II will not transfer any shares of Preferred Stock or Common Stock to any other person except: (a) pursuant to the registration rights agreement; (b) in accordance with Rule 144 under the Securities Act; (c) after the second anniversary of the Preferred Stock issuance, transfers of Common Stock issued upon conversion of the Preferred Stock may be made to persons that are not “related persons” to ACOF II or affiliates of WCA Waste that, in any 12 month period, do not, in the aggregate, exceed 7.5% of the outstanding voting securities of WCA Waste; however, such transfers may not be made to a person (or its affiliates or to a group in which such person or an affiliate is a member) that, after giving effect to such transfer, would beneficially own voting securities representing more than 7.5% of the total voting power of WCA Waste’s securities; (d) pursuant to a merger or other reorganization approved by the Board of Directors; or (e) in any event as allowed above (except for pursuant to a merger or reorganization), without the transferee executing an agreement similar to the Stockholder’s Agreement. Any of these restrictions may be waived by a majority vote of the members of our Board of Directors who are not affiliated with ACOF II.
EXECUTIVE OFFICERS
     The following persons served as our executive officers, at the discretion of the Board of Directors, during 2008. Except as set forth below, there are no family relationships among any of our executive officers or nominees for director.

Name	Age	Position Held
Tom J. Fatjo, Jr.	68	Chairman of the Board and Chief Executive Officer
Jerome M. Kruszka	60	President and Chief Operating Officer
Charles A. Casalinova	50	Senior Vice President and Chief Financial Officer
Tom J. Fatjo, III	44	Senior Vice President-Finance and Secretary
          The biographies for Tom J. Fatjo, Jr., our chairman of the board and chief executive officer, and Jerome M. Kruszka, our president and chief operating officer, are listed above under the heading “Nominees for the Board of Directors.”
          Charles A. Casalinova. Mr. Casalinova has served as our senior vice president and chief financial officer since our formation in September 2000. Since July 1999, Mr. Casalinova has also served as the senior vice president and chief financial officer of WCA LLC. From 1981 to July 1999, Mr. Casalinova held several positions at Waste Management, Inc., including division controller, regional chief information officer, acquisition controller, regional vice president/controller for Louisiana, Mississippi, Arkansas, Oklahoma and north Texas, and regional vice president/controller for Illinois and Indiana. Mr. Casalinova received a Bachelor of Business Administration degree in Accounting from the University of Akron and became a Certified Public Accountant in 1989. Mr. Casalinova has over 28 years of experience in the solid waste management industry.
          Tom J. Fatjo, III. Mr. Fatjo, III has served as our senior vice president — finance and secretary since February 2004. Prior to that, Mr. Fatjo, III served as our senior vice president and treasurer since our formation in September 2000. Since September 2000, Mr. Fatjo, III has also served as the senior vice president and treasurer of WCA LLC. From August 1998 to September 2000, Mr. Fatjo, III served as vice president, treasurer and director of Waste Corporation of America, Inc. From 1992 to August 1998, Mr. Fatjo, III served as vice president-treasurer of TransAmerican. Mr. Fatjo, III began his career in the solid waste industry with Republic Waste, where he was in charge of investor relations from 1990 through 1991. Mr. Fatjo, III received a Bachelor of Business Administration degree in Finance from the University of Texas at Austin. Mr. Fatjo, III has over 19 years of experience in the solid waste management industry. Mr. Fatjo, III is the son of Tom J. Fatjo, Jr. our Chairman of the Board and Chief Executive Officer.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
          Other than as set forth in the following paragraphs, we are not aware of any transactions since the beginning of 2008 or any currently proposed transaction between us or our subsidiaries and any member of the Board of Directors, any of our executive officers, any security holder who is known to us to own of record or beneficially more than 5% of our Common Stock or Preferred Stock, or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and in which any of the foregoing persons had, or will have, a direct or indirect material interest. Except as otherwise noted and as applicable, we believe that each transaction described below is, or was, as the case may be, on terms at least as favorable to us as we would expect to negotiate with an unaffiliated party.
Transaction with ES Oak Grove Partners, LLC
          In November 2007, we entered into a landfill gas lease and development agreement with ES Oak Grove Partners, LLC (“ES Partners”), a business in which various members of the Esping family hold direct and/or indirect ownership interests. See “Securities Ownership of Certain Beneficial Owners and Management” regarding the ownership of Common Stock by the Esping family and related entities. Under this lease and development agreement, ES Partners has the right to develop, install, own and operate a landfill gas management and collection system at our Oak Grove landfill in Arcadia, Kansas and to market, sell and trade the landfill gas, as well as related environmental credits, if available, resulting from its operation of the landfill gas management and collection system. Under this agreement, ES Partners paid us $475,000 in 2007, which amount represented the capital expenditures and related costs we had incurred to construct a gas collection system at the Oak Grove landfill as required by applicable state environmental regulations. We are required to refund the $475,000 reimbursement amount to ES Partners in the event that it is unable to obtain certain permits or secure financing of the planned development of the landfill gas project. ES Partners is required to make royalty payments to us commencing in the fourth year of the lease agreement based upon the amount of landfill gas that is consumer equal to $0.535 per MMBtu. The landfill gas project is not yet operational and there are no assurances that it will generate any royalty payments to us. We entered into this agreement after evaluating various alternatives; however, the terms of this agreement may be more or less favorable to us than if they had been negotiated with unaffiliated third parties.
Certain Relationships Involving Executive Officers
          For information concerning employment agreements in place between us and our executive officers, please see “Employment Agreements” and “Potential Payments Upon Termination or Change-in-Control” below.
          Mr. Tom J. Fatjo, Jr., our chairman of the board and chief executive officer, is the father of Mr. Tom J. Fatjo, III, our senior vice president — finance and secretary. Please read “Executive Compensation” below for information regarding the payments and awards we made to each of the individuals during 2008.
          We have entered into indemnity agreements with our executive officers and directors which provide, among other things, that we will indemnify such executive officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, executive officer or other agent of WCA Waste Corporation, and otherwise to the fullest extent permitted under Delaware law and our amended and restated bylaws. We also intend to execute these agreements with our future executive officers and directors.
Policies and Procedures with Respect to Related Party Transactions
          While the Company has not adopted written procedures for review of, or written standards for approval of, related party transactions, the policies and procedures followed are evidenced by the audit committee charter, memoranda, and documentation of review and approvals of any such transactions.

INFORMATION RELATING TO OUR BOARD OF DIRECTORS
AND CERTAIN COMMITTEES OF OUR BOARD OF DIRECTORS
The Board of Directors
          Our business is managed through the oversight and direction of our Board of Directors. The Board of Directors currently has nine members. Prior to an internal corporate reorganization completed in May 2004, we were a wholly-owned subsidiary of WCA LLC. As part of our internal reorganization, we separated our operations from WCA LLC, and the former stockholders of WCA LLC also became our stockholders. Three of the nine directors of the WCA LLC board of directors were affiliates of our largest stockholder at the time of our initial public offering and its related entities, and one of such directors, Mr. Ballard O. Castleman, is also a member of the Board of Directors. The remaining eight directors on the Board of Directors are Tom J. Fatjo, Jr. and Jerome Kruszka, who are executive officers with us and with WCA LLC; Richard E. Bean, Roger A. Ramsey, Preston Moore, Jr. and Honorable John V. Singleton, who are each independent directors; and the two directors who are elected by ACOF II, Jeffrey S. Serota and Jeffrey B. Schwartz.
Meetings of the Board of Directors
          During 2008, the Board of Directors held a total of six meetings. In addition to meetings, the Board of Directors acts by written consent from time to time. All of the current directors that were members of the Board of Directors during 2008 attended more than 75% of the meetings. Each such director attended more than 75% of the meetings of the committees of which he is a member that were held during 2008.
Attendance at Annual Meetings of Stockholders
          We do not require our board members to attend the annual meeting of stockholders. However, the Board of Directors encourages each member to attend the annual meeting of stockholders. All of the then current members of the Board of Directors attended the 2008 annual meeting of stockholders.
Affirmative Determinations Regarding Director Independence
          Under applicable NASDAQ and SEC requirements, (i) we are required to have a majority of independent directors and (ii) all of the members of each committee, including our audit and compensation committees, must be independent. The Board of Directors has affirmatively determined that each of Richard E. Bean, Roger A. Ramsey, Ballard O. Castleman, Preston Moore, Jr. and Honorable John V. Singleton is an “independent director” as such term is defined in NASDAQ Marketplace Rule 4200(a)(15). If all nominees are elected at the Annual Meeting, Messrs. Bean, Ramsey and Castleman will be the sole members of the compensation and audit committees. The Board of Directors has also affirmatively determined that each such member of these committees satisfies the independence requirements applicable to audit and compensation committees as prescribed by the NASDAQ Marketplace Rules and the rules and regulations of the SEC. Messrs. Fatjo, Jr. and Kruszka are not “independent directors” because they are our chairman of the board and chief executive officer and president and chief operating officer, respectively.
Committees of the Board of Directors
          Our Board of Directors has the following standing, separately-designated committees: (i) an audit committee; (ii) a compensation committee and (iii) an acquisition committee. Information regarding each of the committees is set forth below.

Observance of Committees by Directors Elected by ACOF II
          Pursuant to the Stockholder’s Agreement with ACOF II, we have agreed to use our reasonable best efforts to appoint one of the directors designated for election by ACOF II as an observer to each committee of the Board of Directors (other than a special committee considering a matter involving ACOF II). The observer will not be a member of the committee or be entitled to vote, but will be entitled to notice, attendance and participation (subject to being excluded from any executive session).
Audit Committee
          The audit committee is currently comprised of Messrs. Bean, Castleman and Ramsey, each of whom satisfies the independence requirements applicable to audit committee members as prescribed by the NASDAQ Marketplace Rules and the rules and regulations of the SEC. If all nominees are elected at the Annual Meeting, Messrs. Bean, Castleman and Ramsey will continue to serve as the members of the audit committee. Mr. Bean serves as chairman of the audit committee. The audit committee met three times during 2008.
          Our Board of Directors has determined that Mr. Bean qualifies as an “audit committee financial expert” as that term is defined by the SEC, a “financially sophisticated audit committee member” as that term is defined under NASDAQ Marketplace Rule 4350(d)(2)(A) and is “independent,” as that term is defined in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The SEC has indicated that the designation of a person as an “audit committee financial expert” does not (i) mean that such person is an expert for any purpose, including without limitation for purposes of Section 11 of the Securities Act of 1933, as amended (the “Securities Act”), (ii) impose on such person any duties, obligations or liability that are greater than the duties, obligations and liability imposed on such person as a member of the audit committee and the board of directors in the absence of such designation, or (iii) affect the duties, obligations or liability of any other member of the audit committee or the Board of Directors. The other members of our audit committee satisfy the financial literacy and other requirements for audit committee members under the NASDAQ Marketplace Rules.
          The audit committee adopted an audit committee charter in May 2004 that is available on the “Investor Relations-Corporate Governance” section of our website at http://www.wcawaste.com. Pursuant to the charter, the audit committee assists the board in overseeing: (i) our accounting and financial reporting processes; (ii) the audits of our financial statements; (iii) our compliance with legal and regulatory requirements; (iv) our internal controls and risk management procedures; (v) the qualifications and independence of our independent auditors; and (vi) the performance of our internal audit function and our independent auditors. The audit committee charter further provides that the audit committee, among other things:
•	has sole authority to appoint, compensate, retain, evaluate and terminate our independent auditors;

•	has sole authority to review and approve in advance all audit and permissible non-audit engagement fees, scope and terms with our independent auditors;

•	will review with members of management and discuss with our independent auditors the annual audited financial statements to be included in our annual reports on Form 10-K (including our disclosures under MD&A) prior to the filing of each annual report on Form 10-K;

•	will review with members of management and discuss with our independent auditors the quarterly financial statements to be included in our quarterly reports on Form 10-Q prior to the filing of each quarterly report on Form 10-Q;

•	review and approve all related party transactions between us and any executive officer or director for potential conflict of interest situations;

•	will monitor the compliance of our officers, directors and employees with our code of business conduct and ethics;

•	will discuss periodically with members of management and our independent auditors the adequacy and effectiveness of our disclosure controls and procedures, including applicable internal controls and procedures for financial reporting and changes in internal controls designed to address any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees that are reported to the committee;

•	will establish and maintain procedures for (i) the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls and auditing matters and (ii) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and

•	will prepare the Audit Committee Report included elsewhere in this proxy statement.
Compensation Committee
          The compensation committee is currently comprised of Messrs. Bean, Castleman and Ramsey. If all nominees are elected at the Annual Meeting, Messrs. Bean, Castleman and Ramsey, each of whom is independent, will continue to serve as the members of the compensation committee. Mr. Ramsey serves as chairman of the compensation committee. The compensation committee met three times during 2008.
          The compensation committee adopted a compensation committee charter in May 2004 that is available on the “Investor Relations-Corporate Governance” section of our website at http://www.wcawaste.com.
          Pursuant to its charter, the compensation committee has the following responsibilities, among others:
•	to evaluate and/or develop the compensation policies applicable to our executive officers, which shall include guidance regarding the specific relationship of corporate performance to executive compensation;

•	to assist the Board of Directors in developing and evaluating potential candidates for executive positions, including the chief executive officer, and to oversee the development of executive succession plans;

•	to review and recommend on an annual basis the corporate goals and objectives with respect to compensation for our chief executive officer and our other executive officers;

•	to evaluate at least once a year the performance of our chief executive officer and our other executive officers in light of these established goals and objectives;

•	to recommend for approval by our Board of Directors the annual compensation of the our chief executive officer and our other executive officers, including salary, bonus, incentive and equity compensation;

•	to periodically review the compensation paid to non-employee directors (including board and committee chairpersons) in the form of annual retainers and meeting fees, if any, and to make recommendations to the Board of Directors regarding any adjustments;

•	to review our incentive compensation and other equity-based plans and recommend changes in such plans to the Board of Directors as necessary;

•	to assist the Board of Directors with respect to the administration of our incentive compensation and other equity-based plans;

•	to review and approve any employment agreements, severance arrangements, change-in-control arrangements or special or supplemental employee benefits and any material amendments to the foregoing, applicable to our executive officers, including our chief executive officer; and

•	to prepare the “Report of the Compensation Committee of the Board of Directors on Executive Compensation” included elsewhere in this proxy statement.
          Compensation of our chief executive officer and our other executive officers is governed by their respective employment agreements, and any additional compensation will be determined, or recommended to our Board of Directors for determination, by the compensation committee.
Nominating Committee
          We have not, at this time, created a separate nominating committee. The Board of Directors believes it is appropriate for WCA Waste not to have such a committee because the functions normally performed by such a committee are already being performed by WCA Waste’s independent directors. Further, each of our independent directors, currently Messrs. Bean, Castleman, Ramsey, Moore and Singleton participate in the consideration of director nominees pursuant to our director nominations policy, a copy of which is included on the “Investors Relations-Corporate Governance” section of our website at http://www.wcawaste.com. A summary of our director nominations policy, which does not apply in cases where the right to nominate a director legally belongs to a third party, such as ACOF II’s right to elect directors discussed elsewhere in this proxy statement, is included below under the headings “Director Nominations,” “Identifying and Evaluating Nominees for Director” and “Director Qualifications.”
Acquisition Committee
          The Acquisition Committee was formed in December 2006. This committee is currently comprised of Messrs. Bean, Ramsey, Castleman and Serota. The Acquisition Committee Charter is available on the “Investors Relations-Corporate Governance” section of our website at http://www.wcawaste.com. The Acquisition Committee did not meet during 2008 since we did not consummate any significant acquisitions.
The Acquisition Committee has the following responsibilities, among others:
•	To review and approve or disapprove any acquisition transaction (other than an Interested Transaction, as defined below) involving our direct or indirect acquisition of a waste business or business related thereto, regardless of whether such transaction takes the form of a merger, purchase of assets or stock, exchange or any other form of acquisition transaction, as long as the Total Consideration paid or to be paid by us is at least $10 million in the aggregate and does not exceed $50 million in the aggregate with respect to such acquisition transaction (a “Committee Approved Transaction”). For these purposes, the following rules apply:
•	The committee shall have the power to approve the terms, execution and delivery of all arrangements and documents related to a Committee Approved Transaction, including without limitation the acquisition documents, notes, non-competition agreements, employment agreements, earn-out agreements, disposal agreements, leases, licenses, consulting agreements, and registration rights agreements.

•	The committee shall have the power to cause the issuance of our securities (which, for the purposes of the determination of the Total Consideration limitations on the size of the Committee Approved Transactions, will have the value determined by the committee).

•	The committee shall have the power to authorize the borrowing of funds under our debt facilities then outstanding as the committee deems necessary to pay for all or any portion of the consideration.

•	To review and recommend for approval by the Board of Directors any acquisition with a Total Consideration in excess of $50 million.

•	To review strategic acquisitions available to us and consult with the Board of Directors concerning strategic acquisitions to be undertaken.

•	To make determinations in good faith with respect to the scope of the committee’s authority, evaluate its own performance, and review the adequacy of this charter. The committee may, if it so elects, deliver a report setting forth the results of such evaluation and review and any recommended changes, to the Board of Directors for its approval.
          For the purposes of determining Total Consideration, there shall be included and counted (i) the face amount of assumed debt and the face amount of any note, (ii) the value of our securities (as determined by the Committee), (iii) any payments to be made under a non-competition agreement, and (iv) any other consideration paid or to be paid (without discount) with respect to the Committee Approved Transaction except as set forth in below. For the purposes of determining Total Consideration, there shall be excluded (i) payments to be made under any employment or consulting agreement, (ii) payments under any lease, disposal or other operating agreement, (iii) royalty payments and similar deferred payment obligations, (iv) the net amount, positive or negative, of working capital, and (v) all fees, expenses and costs (both internal and external) attributable to such Committee Approved Transaction. An “Interested Transaction” shall mean any transaction involving any entity or waste business (other than us) in which any of our officers or directors have a direct or indirect interest.
DIRECTOR NOMINATIONS
          Our independent directors will consider director candidates recommended by stockholders entitled to vote generally in the election for directors. Generally, in order for a stockholder to make a nomination, he or she must comply with the notice, information and consent provisions contained in our amended and restated bylaws, as such may be amended from time to time. In order for the director nomination to be timely, a stockholder must give written notice to the independent directors so that it is received not less than 90 days nor more than 120 days in advance of the first anniversary of the date of our proxy statement released to stockholders in connection with the previous year’s annual meeting of stockholders. If no annual meeting was held in the previous year or the date of the annual meeting of stockholders has been changed by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, the notice must be received by the independent directors not more than ten days following the first date we publicly announce (as such term is defined in our amended and restated bylaws) the date of such meeting. The address for the written notice is WCA Waste Corporation, c/o Corporate Secretary, One Riverway, Suite 1400, Houston, Texas 77056.
          The stockholder’s notice must set forth as to each nominee: (1) the exact name of such person; (2) such person’s age, principal occupation, business address and telephone number and residence address and telephone number; (3) the number of shares (if any) of each class of stock of WCA Waste owned directly or indirectly by such person; and (4) all other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act or any successor regulation thereto (including such person’s notarized written acceptance of such nomination, consent to being named in the proxy statement as a nominee and statement of intention to serve as a director if elected). The stockholder’s notice must also set forth as to the stockholder giving notice (w) his or her name and address, as they appear on our books, (x) his or her principal occupation, business address and telephone number and residence address and telephone number, (y) the class and number of shares of WCA Waste which are held of record or beneficially owned by him or her and (z) the dates upon which he or she acquired such shares of stock and documentary support for any claims of beneficial ownership. The notice must also include the other information required by the amended and restated bylaws.
          If the information supplied by the stockholder is deficient in any material aspect or if the foregoing procedures, or the other procedures set forth in our amended and restated bylaws, are not followed, the chairperson of the annual meeting of stockholders may determine that the stockholder’s nomination should not be brought before the meeting and that the nominee is ineligible for election as a director of WCA Waste.
          The procedures described in the next paragraph are meant to establish an additional means by which certain stockholders can have access to our process for identifying and evaluating candidates, and is not meant to replace or limit stockholders’ general nomination rights in any way.
          In addition to those candidates identified through their own internal processes, in accordance with our director nominations policy, the independent directors will evaluate a candidate proposed by any single stockholder or group of stockholders that has beneficially owned more than 5% of our Common Stock for at least one year (and will hold the required number of shares through the annual meeting of stockholders) and that satisfies the notice, information and consent provisions in the director nominations policy (a “Qualified Stockholder”). All candidates (whether identified internally or by a Qualified Stockholder) who, after evaluation, are then recommended by the independent directors and approved by the Board of Directors, will be included in our recommended slate of director nominees in our annual proxy statement.
          In order to be considered by the independent directors for an upcoming annual meeting of stockholders, a notice from a Qualified Stockholder regarding a potential candidate must be received by the independent directors not less than 90 days nor more than 120 days in advance of the first anniversary of the date of our proxy statement released to stockholders in connection with the previous year’s annual meeting of stockholders. If no annual meeting was held in the previous year or the date of the annual meeting of stockholders has been changed by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, the notice must be received by the independent directors not more than ten days following the first date we publicly announce (as such term is defined in our amended and restated bylaws) the date of such meeting. The address for the written notice is WCA Waste Corporation, c/o Corporate Secretary, One Riverway, Suite 1400, Houston, Texas 77056.
          If the information supplied by a Qualified Stockholder is deficient in any material aspect or if the foregoing procedures, or the other procedures set forth in our bylaws, are not followed, the independent directors may determine that the Qualified Stockholder’s nomination should not be brought before the meeting and that the nominee is ineligible for election as a director of WCA Waste.
          Any candidate proposed by a Qualified Stockholder must be independent of the Qualified Stockholder in all respects as determined by the independent directors or by applicable law.
IDENTIFYING AND EVALUATING NOMINEES FOR DIRECTOR
          The independent directors have typically identified candidates (other than those candidates elected by ACOF II or the candidates proposed by stockholders, as discussed above) by soliciting names of possible candidates from a number of sources such as members of the Board of Directors, our executive officers and individuals personally known to the members of the Board of Directors. In addition, our independent directors may , upon approval by the full Board of Directors, retain at our expense one or more search firms to identify candidates (and to approve such firms’ fees and other retention terms). We have not yet required the services of a search firm or other third party to identify or evaluate or assist in identifying or evaluating potential director nominees in the past, although the independent directors reserve the right to retain a search firm in the future, if necessary.
          The independent directors will consider all candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria (including those nominees recommended by stockholders). If, based on the independent directors’ initial evaluation, a candidate continues to be of interest to the independent directors, the independent directors will interview the candidate and communicate their evaluation to the chairman of the board, the president and the chief executive officer. Later reviews will be conducted by the remaining independent directors and senior management. Ultimately, background and reference checks will be conducted and the independent directors will meet to finalize its list of recommended candidates for the Board of Director’s consideration. If the full Board of Directors, with such interested directors recusing themselves as appropriate, will approve all final nominations after considering the recommendations of the independent directors, the chairman of the board, acting on behalf of the other members of the Board of Directors, will extend the formal invitation to an approved candidate to stand for election to the Board of Directors. Qualified candidates for election to the Board of Directors will be considered without regard to race, color, religion, sex, ancestry, national origin or disability.
          In the case of each incumbent director whose term of office is set to expire, the independent directors will review the director’s overall service during his term, including the number of meetings he attended, his level of participation, the quality of his performance and whether he meets the independence standards set forth in the applicable SEC rules and regulations and the NASDAQ Marketplace Rules. If the independent directors’ review of the qualifications and performance of the incumbent director are favorable and the independent directors expect the incumbent to continue to make significant contributions to the Board of Directors, the independent directors will, absent special circumstances, ordinarily recommend the incumbent’s re-nomination.
          In the case of new director candidates, the questions of independence and financial expertise will be important in determining what roles the candidate can perform. The independent directors will determine whether the candidate meets the independence standards set forth in the applicable SEC rules and regulations and the NASDAQ Marketplace Rules, as well as the extent of the candidate’s experience in the areas of finance and accounting.
DIRECTOR QUALIFICATIONS
          WCA Waste Corporation Director Nominees
          Each candidate for director (whether or not recommended by a stockholder) must possess at least the following minimum qualifications:
•	Each candidate shall be prepared to represent the best interests of all of our stockholders and not just one particular constituency.

•	Each candidate shall be an individual who has demonstrated integrity, honesty and ethics in his or her professional life and has established a record of professional accomplishment in his or her chosen field.

•	Each candidate shall be prepared to participate fully in Board of Director activities, including active membership on at least one board committee and attendance at, and active participation in, meetings of the Board of Directors and the committees of which he or she is a member, and not have any other personal or professional commitments that would, in the independent directors’ sole judgment, interfere with or limit his or her ability to do so.

•	Each candidate shall possess a general appreciation for the issues confronting a public company’s size and operational scope, including corporate governance concerns, the regulatory obligations of a public company, strategic business planning, competition in a global business economy and basic concepts of corporate finance.

•	Each candidate shall be free of any legal or regulatory impediment to service on the Board of Directors.
          In addition, the independent directors also consider it desirable that candidates possess the following qualities or skills:
•	Each candidate should be independent as that term is defined by the NASDAQ Marketplace Rules and the rules and regulations of the SEC.

•	Each candidate, or family member (as defined by the NASDAQ Marketplace Rules), or affiliate or associate (each as defined in Rule 405 under the Securities Act) of a candidate, should not have any material personal, financial or professional interest in any present or potential competitor of WCA Waste.

•	Each candidate should be free of any conflicts of interest that would interfere with the exercise of independent judgment.

•	Each candidate should contribute to the Board of Director’s overall diversity – diversity being broadly construed to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds, such as gender, race and ethnicity differences, as well as other differentiating characteristics.

•	Each candidate should contribute positively to the existing chemistry and collaborative culture among board members.

•	Each candidate should possess strategic contacts and involvement in business and civic affairs.
COMMUNICATIONS WITH THE BOARD OF DIRECTORS
          Stockholders may communicate with the Board of Directors or with specified individual directors by sending a letter to our secretary or general counsel at the following address: WCA Waste Corporation, One Riverway, Suite 1400, Houston, Texas 77056.
          Communications to one or more directors will be collected and organized by our secretary or general counsel, who will forward such communications to the identified director(s) as soon as practicable after receipt of the communication.
CODE OF ETHICS
          We have adopted a code of business conduct and ethics applicable to all of our officers, directors and employees, including our principal executive officer, principal financial officer and principal accounting officer. The code of business conduct and ethics is available on the “Investor Relations-Corporate Governance” section of our website at http://www.wcawaste.com. If we amend the code of business conduct and ethics or grant a waiver, including an implicit waiver, from the code of business conduct and ethics, we intend to disclose the information on a current report on Form 8-K within four business days of such amendment or waiver, as applicable.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
          In 2008, Messrs. Bean, Castleman and Ramsey served as members of our compensation committee. None of Messrs. Bean, Castleman or Ramsey was at any time during 2008, or at any other time, an officer or employee of WCA Waste or any of its subsidiaries. Further, except as noted in the following paragraph, none of our executive officers served as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of another entity that has one or more of its executive officers serving as a member of our Board of Directors or compensation committee, or other committee performing a similar function, at any time during 2008.
          Pursuant to the Stockholder’s Agreement with ACOF II, we have appointed one of the directors designated for election by ACOF II as an observer to the compensation committee. The observer is not be a member of the committee or entitled to vote, but is entitled to notice of, attendance at and participation in each meeting of the compensation committee.

COMPENSATION DISCUSSION AND ANALYSIS
Overview of Compensation Program
          The Compensation Committee of our Board of Directors has the responsibility for evaluating and developing the compensation policies applicable to our named executive officers (“NEOs”) and other key officers of WCA Waste. The Compensation Committee’s charter sets forth the following responsibilities, among others, for the committee: evaluate and/or develop the compensation policies applicable to our NEOs and other key officers; review and recommend on an annual basis the corporate goals and objectives with respect to compensation for our chief executive officer and our other key officers; evaluate at least once a year the performance of our chief executive officer and our other key officers in light of these established goals and objectives; recommend for approval by our Board of Directors the annual compensation of our chief executive officer and our other key officers, including salary, bonus, incentive and equity compensation; and review our incentive compensation and other equity-based plans and recommend changes in such plans to the Board of Directors as necessary. In essence, the Compensation Committee’s fundamental responsibility is to administer our compensation program for our NEOs and our other key officers, which generally include those employees whose job responsibilities and policy-making authority are the broadest and most significant. Our Board of Directors currently designates four officers as NEOs: (1) Tom J. Fatjo, Jr., (2) Jerome M. Kruszka, (3) Charles A. Casalinova and (4) Tom J. Fatjo, III.
Compensation Philosophy and Objectives
          Our compensation philosophy is to tie compensation to the achievement of financial and non-financial objectives and to align long-term incentive compensation with stockholder interests.
          Our compensation arrangements for our NEOs are intended to:
•	link total compensation to the achievement of long-term goals and execution of our growth strategy; and

•	to attract and retain executives with the skills and talent necessary to lead us in the achievement of those goals and execution of that strategy.
Role of Named Executive Officers in Compensation Decisions
          The NEOs annually review the performance of our other officers and certain key employees and are authorized to approve salary amounts and increases, as well as bonuses, for such other officers and employees within parameters approved by the Compensation Committee. In addition, the NEOs make presentations concerning appropriate benchmarks and metrics that the Compensation Committee may consider in setting goals for performance awards and concerning target levels of compensation for NEOs that are not fixed by the terms of their employment agreements. The Compensation Committee can exercise its discretion in modifying any recommended awards, goals or targets proposed by the NEOs. Our NEOs also prepare and report information used by the Compensation Committee in making compensation decisions and used in determining whether targets have been achieved.
Benchmarking
          Our Compensation Committee generally attempts to provide our NEOs with a total compensation package that is competitive and reflective of the performance achieved by us as compared to the performance achieved by our Peer Group (described below). The Compensation Committee is responsible for periodically reviewing the remuneration of our NEOs and proposing changes that it believes are necessary. In 2005 and 2006, our Compensation Committee engaged A.G. Ferguson & Assoc., Inc., or AGF, to evaluate the compensation of our NEOs. The Compensation Committee requested that AGF review and update the compensation structure for our NEOs and non-employee directors. AGF reviewed the total compensation for our NEOs by using publicly available proxies and proprietary data from a third party. As part of its review, AGF interviewed the members of the Compensation Committee and our NEOs to identify any necessary changes to their compensation structure. The outcome of the AGF study was to more closely link NEO compensation to the achievement of certain annual financial performance goals. Based on input from AGF, the Compensation Committee proposed and the independent directors approved certain changes to our compensation program that were implemented in 2005 and have continued in effect through 2009. These changes included modifications to the then-existing employment agreements of our NEOs, adoption of a new management incentive plan and termination of the performance unit plan, or PUP. Please see “—Management Incentive Plan” for more information regarding the adoption of the 2007 Management Incentive Plan (the “MIP”) and termination of the PUP. Please see “Executive Compensation – Narrative to Summary Compensation Table – Employment Agreements” for more information regarding the employment agreements.
          Originally, AGF compared our compensation practices with seven other public waste companies referred to as the Peer Group, and with broad scale survey data for refuse companies with revenues in excess of the approximate median revenue level for the seven public companies. In 2006, AGF expanded the list of companies included in the Peer Group to include additional waste companies to ensure that the group was sufficiently representative of the companies with which we compete for employees. The Peer Group had larger median revenues, assets, market capitalization and employee bases than us, but the median ranges were within our target growth objectives over the next four to five years. In addition, the companies in the Peer Group reflected public waste companies with fiscal 2005 revenues ranging from approximately $79 million to $722 million and median revenue of $383 million. The Peer Group, as expanded in 2006, is comprised of the following companies (with the New York Stock Exchange or NASDAQ ticker symbol for each company, as applicable, indicated in parentheses): Waste Connections, Inc. (WCN); Stericycle, Inc. (SRCL); Casella Waste Systems, Inc (CWST); TRC Companies (TRR); Waste Services, Inc. (WSII); Synagro Technologies, Inc. (SYGR; subsequently went private); Waste Industries USA, Inc. (WWIN; subsequently went private); Perma-Fix Environmental Services, Inc. (PESI); and American Ecology Corporation (ECOL). The comparison revealed that salary and total cash payments to our NEOs, and total direct pay (which included stock incentives) exceeded the median and the 75th percentile of the Peer Group. However, total compensation for the NEOs was within the median and the 75th percentile of the Peer Group. The Compensation Committee took into consideration the equity compensation components, bonus structure and long-term compensation of the companies in the Peer Group in order to establish whether our compensation program for our NEOs was competitive with those members of the Peer Group.
          The Compensation Committee relied upon the Peer Group information in establishing the base salary and other compensation components for the employment agreements that were entered into with each of the NEOs effective January 1, 2007. Each of the employment agreements with the NEOs is for a three-year term which is extended on a monthly basis. Therefore, the compensation components contained in those employment agreements remained in effect in 2008 and will continue in effect for 2009. In February 2009, AGF provided an updated analysis of the compensation arrangements with our NEOs. The Peer Group was slightly modified due to the involvement of Synargo Technologies and Waste Industries USA in going private transactions.
Executive Compensation Components
          The executive compensation program for our NEOs and other key officers includes the following principal elements:
•	base salary;

•	incentive compensation pursuant to a management incentive plan;

•	long-term equity incentive awards; and

•	perquisites.
          In addition, the employment agreements with each of our NEOs provide potential payments upon termination of employment for a variety of reasons, including a change in control of us. Each of the elements of our executive compensation program is discussed in the following paragraphs.

Base Salary. The Compensation Committee annually reviews and establishes base salaries for our NEOs. During its review of the base salaries for our NEOs in 2007, the Compensation Committee primarily considered:
•	the employment agreements then in place with each of the NEOs;

•	comparison of each NEO’s salary to other executive officers of companies in the Peer Group;

•	the responsibility or position of the NEO or other key officers; and

•	the Consumer Price Index for the Houston Standard Metropolitan Statistical Area.
          When the employment agreements with our NEOs were put in place in 2006, their base salary ranges were designed so that salary opportunities for a given position would be close to the 75th percentile of 2006 total salary costs for the Peer Group. Under the terms of their employment agreements, NEO base salaries are subject to annual increases that are not less than an increase in the Consumer Price Index for the Houston Standard Metropolitan Statistical Area. Except for Tom J. Fatjo, III, all of the NEOs and other key officers employed by us during 2008 who were expected to continue service during 2008 received on average a base salary increase of 2.5% for fiscal 2008 Upon approval of the Board of Directors and the Compensation Committee, Tom J. Fatjo, III received a base salary increase of 23% from 2007 to 2008 to reflect the increased responsibilities of his position in 2008.
          The 2008 base salaries of our NEOs were adjusted by the Compensation Committee to reflect an increase in the Consumer Price Index for the Houston Standard Metropolitan Statistical Area. We have elected, however, to freeze the salaries of the NEOs and other officers for 2009 as part of a company-wide cost reduction initiative. In January 2008 and January 2009, the Compensation Committee set each NEO’s base salary as follows:

Name	2008 Base Salary	2009 Base Salary
Tom J. Fatjo, Jr.	$395,430	$395,430
Jerome M. Kruszka	$395,430	$395,430
Charles A. Casalinova	$296,599	$296,599
Tom J. Fatjo, III	$296,599	$296,599
Management Incentive Plan. In January 2007, the Compensation Committee approved the 2007 Management Incentive Plan or MIP, which is the successor to the 2005 Management Incentive Plan or 2005 MIP. The MIP combines some of the elements from the 2005 MIP so that each NEO has the potential to earn a maximum bonus payment ranging from 180% to 200% of their base salary. One of the main differences between the prior 2005 MIP and PUP and the current MIP is that the bonus awards are no longer paid 100% in cash and are now subject to vesting conditions. Awards under the MIP are payable annually 50% in cash and 50% in restricted stock and are paid within 2 1/2 months after year end, subject to necessary tax withholdings and deductions. The 50% restricted stock portion is determined by dividing the award amount by the greater of $9.50 per share or the current market value of our common stock. The restricted stock portion of the award vests one-third annually on each of the three anniversary dates following the date that the award is made, but such vesting may be accelerated upon a change in control or a specific growth goal is achieved. The MIP places a greater emphasis on annual goals and encourages the NEOs to maintain employment by imposing vesting conditions.
          The Compensation Committee administers the MIP to provide annual incentive and at-risk compensation opportunity for the NEOs for achieving our annual goals. The two primary elements of our cash compensation program for 2008 were base salary and the cash portion of the performance-based bonus awards under the MIP. The MIP award eligibility is approved annually by our Compensation Committee at the beginning of each performance period. Generally, MIP participants are selected from key executives and officers who are primarily responsible for our annual growth and profitability, which at the present time consists solely of the four NEOs.
2008 Awards under the MIP
          At the beginning of each fiscal year, each participant in the MIP for that year is assigned a targeted award opportunity, expressed as a percent of salary based on performance achievement. MIP award opportunities may be redefined from time to time by the Compensation Committee, as modifications are made in our executive compensation strategy. The Compensation Committee, after consulting with our NEOs jointly, sets the MIP performance targets at the beginning of each fiscal year. Performance goals for the MIP awards may be equal to or exceed the goals in our business plan. The MIP performance goals may be adjusted by the Compensation Committee during the year if a major change occurs in our capital structure, such as a major acquisition. In determining the primary performance measures under the MIP, the Compensation Committee will consider several factors, including (i) performance of our base business, (ii) managing capital expenditures as such expenditures relate to our base business and (iii) our long-term growth goals. The performance matrix for calculating MIP awards for 2008 was based on the level of position and the achievement of targeted goals. The performance matrix may be revised in the future as our business strategy and performance focus changes.
          For 2008, the Compensation Committee established two performance measures under the MIP for each of the four NEOs. These performance measures relate to company performance rather than such NEO’s specific individual performance. The first measure for 2008 was based on achieving our targeted earnings before interest, taxes, depreciation and amortization (EBITDA) goal and the second measure was based on achieving our targeted capital investment goal for acquisitions. The Compensation Committee believes that those two performance measures have a meaningful long-term correlation to creating shareholder value. We believe that EBITDA provides a consistent, reliable and well-accepted measurement for assessing operational performance by our NEOs. EBITDA is a fundamental measurement by which market and financial analysts calculate enterprise valuation and measure our financial performance and condition. We also use EBITDA to evaluate potential acquisitions. Additionally, since our acquisition program has been such a critical component of our core operating strategy, we believe capital investment under our acquisition program is a key metric for each of our NEOs and, therefore, should be an essential component for determining potential awards under the MIP. When we made a strategic decision in 2008 to curtail our acquisition program, the Compensation Committee elected to wait until 2009 to establish alternative performance measures under the MIP. The maximum awards that each of the NEOs was eligible to receive in 2008 under the MIP, as a percentage of base salary, based upon achievement of each of the two performance measures were as follows:

	Maximum Percentage of Salary	Maximum Percentage of Salary Based on
Named Executive Officer	Based on EBITDA Target (1)	Acquisition Capital Target (1)
Tom J. Fatjo, Jr.	100%	100%
Jerome M. Kruszka	100%	100%
Charles A. Casalinova	90%	90%
Tom J. Fatjo, III	90%	90%

(1)	The awards granted under the MIP are be paid one-half in cash and one-half in restricted Common Stock of which such restricted Common Stock vests in one-third increments over a three year vesting period beginning on the date of grant. In accordance with the terms of the MIP, the number of shares of restricted Common Stock earned in 2008 was computed by dividing the dollar amount earned by the higher of $9.50 or the average market price of our shares over the 10 day period ending on February 25, 2009, which is the date upon which awards were paid for 2008 performance.
          For 2008, 92.6% of the EBITDA target was met and each of the NEOs received the awards under the MIP equal to 62.5% of their base salary for Messrs. Fatjo, Jr. and Kruszka and 56.25% for Messrs. Casalinova and Fatjo, III, with one-half of the award being paid in cash and one-half being paid in restricted shares of our Common Stock. The acquisition capital investment target was not met in 2008 and, therefore, none of the NEOs received any awards with respect to that performance component of the MIP. Accordingly, the total cash compensation paid to each of the NEOs for 2008 was significantly less than the cash compensation each NEO received for 2007.
Potential 2009 Awards under MIP
          For 2009, the Compensation Committee has established and the Board of Directors has approved three performance criteria for potential 2009 awards to the NEOs under the MIP—an EBITDA goal, a measure tied to capital expenditures, and certain non-financial goals and objectives as established by the Compensation Committee and the Board of Directors. The Compensation Committee believes that the EBITDA target for 2009, which comprises 35% of the potential MIP award for each NEO in 2009, cannot be achieved without diligent and effective execution of our core operating strategy, particularly in light of current economic conditions. The second measure will be determined based on the Company’s EBITDA less capital expenditures made during the year but excluding those capital expenditures that are approved by the Board of Directors for growth initiatives not initially budgeted. This component also constitutes 35% of the potential MIP award for each NEO in 2009 and is intended to incent effective and prudent management of our capital expenditures and strong positive cash flow for 2009. The Compensation Committee believes that maintaining strong cash flow and deploying our capital most efficiently are critical in the current operating environment and believes that the EBITDA less capital expenditures target for 2009 can only be achieved by diligent management of our capital. The Compensation Committee and the Board of Directors also added a non-financial performance component for potential 2009 awards under the MIP that is dependent upon the NEOs’ achievement of key goals, objectives and action plans as established by the Board of Directors and achievement of those goals will be determined in the discretion of the Compensation Committee. This component comprises 30% of the total potential MIP awards for 2009. The non-financial performance goals include the establishment of enhanced reporting and performance metrics for each of our operating regions, the modification of certain covenants under our senior credit facility as well as a compliance measurement under our credit facilities, and other action plans and goals as may be established by the Compensation Committee and the Board of Directors for the NEOs throughout the year. The Compensation Committee and Board of Directors believe that the achievement of such action plans and other non-financial goals is critical to our long-term financial performance. If all three performance criteria are fully achieved for 2009, each of the NEOs is entitled to earn awards under the MIP up to 200% of their respective annual 2009 base salaries. Any awards under the EBITDA and EBITDA less capital expenditures financial performance criteria will be paid 50% in cash and 50% in restricted stock while the payment of any awards under the non-financial performance goals will be paid solely in cash.
Long-Term Equity Incentive Awards. We currently grant restricted stock awards and performance awards to our NEOs, other officers and key employees under our Second Amended and Restated 2004 WCA Waste Corporation Incentive Plan, or the Amended Plan. Our Amended Plan was approved by our stockholders at the 2006 Annual Meeting of Stockholders and is the successor to the Amended and Restated 2004 WCA Waste Corporation Incentive Plan. The purposes of the Amended Plan are to (i) promote our interests and the interests of our stockholders by encouraging the participants to acquire or increase their equity interest, thereby giving them an added incentive to work toward our continued growth and success and (ii) enable us to compete for the services of the individuals needed for our continued growth and success. To accomplish this purpose, the Amended Plan provides for the grant to eligible persons of stock options, purchased stock, bonus stock, phantom stock, stock appreciation rights, restricted stock, performance awards, and other stock or performance-based awards consistent with the purposes of the Amended Plan.
          Upon the execution by our NEOs of new employment agreements on January 5, 2007, each NEO received on such day, and each subsequent year that such NEO is still employed by us, such NEO will receive, annual grants of restricted Common Stock under our Amended Plan in an amount equal to his base salary for the relevant year divided by the greater of $9.50 per share or the market value of one share of our Common Stock on the date of grant. The NEOs and Board of Directors jointly approve the issuance of restricted Common Stock to key officers and submit their recommendations to the Compensation Committee.
          The following awards of restricted stock were made to our NEOs during 2008 and 2009 pursuant to their employment agreements:

	Shares of Restricted Stock	Shares of Restricted Stock
Named Executive Officer	Granted in 2008	Granted in 2009
Tom J. Fatjo, Jr.	41,624	41,624
Jerome M. Kruszka	41,624	41,624
Charles A. Casalinova	31,220	31,220
Tom J. Fatjo, III	31,220	31,220
Perquisites. We do not provide significant perquisites or personal benefits to our NEOs, except that our corporate aircraft is made available for the personal use of our NEOs. In addition, depending on seat availability, family members of our NEOs may travel on our corporate aircraft to accompany executives who are traveling on business. There is no incremental cost to us for family members of NEOs accompanying executives traveling on business trips. All of our NEOs are taxed on the value of their personal use of the Company’s aircraft in accordance with IRS regulations using the Standard Industry Fare Level Formula. However, we disclose the incremental cost to us of their use in Footnote 4 to the Summary Compensation Table below in accordance with SEC requirements.
          Also, we maintain a 401(k) Plan for our employees, including our NEOs, because we wish to encourage our employees to save a portion of their cash compensation, through voluntary deferrals, for their eventual retirement. The NEOs are entitled to participate in the company-sponsored 401(k) Plan on the same terms as all employees. We make a matching contribution of $0.25 for each dollar of an employee’s pre-tax contributions to the 401(k) Plan, subject to certain limitations imposed by the Internal Revenue Code of 1986, as amended. The matching contributions vest in one-third increments over a period of three years of service following the date of contribution.
          Please review the Summary Compensation Table and the accompanying narrative disclosures presented in this proxy statement for more information on perquisites and other personal benefits we provide to our NEOs.
Employment Agreements and Change in Control Agreements. We maintain employment agreements with our four NEOs and other key officers to help ensure they will perform their roles for an extended period of time. We entered into new agreements with the NEOs effective January 1, 2007 to incorporate changes as a result of the adoption of the MIP and the elimination of the PUP. For more information on these employment agreements, please read “Executive Compensation — Narrative to Summary Compensation Table and Plan-Based Awards Table — Employment Agreements” and “Executive Compensation – Potential Payments upon Termination or Change-in-Control” below. These agreements provide for severance compensation to be paid if the employment of the executives is terminated under certain conditions, including, without limitation, his death or disability, following a change in control, termination by him for “good” reason or for any other reason or termination by us for any reason other than upon his death or disability, including for “cause,” each as defined in the agreements. The employment agreements for each of the NEOs were amended and restated in December 2008 to ensure compliance with the regulations under Section 409A of the Internal Revenue Code of 1986, as amended, with no changes being made to the financial terms and conditions of the employment agreements.
Tax Deductibility of Compensation
          Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s CEO or any of the company’s four other most highly compensated executive officers who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by stockholders).
COMPENSATION COMMITTEE REPORT
          The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended by the Board of Directors that the Compensation Committee Discussion and Analysis be included in this proxy statement.
COMPENSATION COMMITTEE
Roger Ramsey, Chairman
Richard E. Bean
Ballard O. Castleman

EXECUTIVE COMPENSATION
     The following tables set forth the aggregate compensation earned during 2006, 2007 and 2008 by the chief executive officer, the chief financial officer and our two mostly highly compensated executive officers other than the chief executive officer and the chief financial officer who were serving as executive officers at the end of the last completed fiscal year.
Summary Compensation Table

						Non-Equity
Name and				Stock	Option	Incentive Plan	All Other
Principal			Bonus	Awards	Awards	Compensation	Compensation
Position	Year	Salary ($)	($)	($) (1)(3)	($)	($)(2)	($) (4)	Total ($)
Tom J. Fatjo, Jr., Chairman of the	2008	395,430	—	401,639	—	123,572	129,374	1,050,015
Board and Chief	2007	385,785	—	316,711	—	385,785	122,881	1,211,162
Executive Officer	2006	373,100	—	209,602	—	373,100	83,755	1,039,557
Jerome M. Kruszka,	2008	395,430	—	401,639	—	123,572	28,840	949,481
President and	2007	385,785	—	316,711	—	385,785	7,091	1,095,372
Chief Operating	2006	373,100	—	209,602	—	373,100	16,726	972,528
Officer
Charles A. Casalinova,	2008	296,599	—	294,984	—	83,418	22,483	697,484
Senior Vice	2007	289,365	—	237,552	—	260,429	22,832	810,178
President and	2006	279,850	—	157,215	—	233,880	10,875	671,820
Chief Financial Officer
Tom J. Fatjo, III, Senior Vice	2008	296,599	—	255,969	—	83,418	14,946	650,932
President—	2007	241,046	—	197,886	—	216,941	26,534	682,407
Finance and	2006	233,120	—	130,963	—	186,496	19,872	570,361
Secretary

(1)	This column represents the dollar amount recognized for financial statement reporting purposes in fiscal 2008, 2007 and 2006, respectively, with respect to shares of restricted Common Stock granted pursuant to the Amended Plan, as determined pursuant to Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123(R)”). See Note 1(r) to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on March 5, 2008, for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to SFAS 123(R). For further information on these awards, see the Grants of Plan-Based Awards table below.

(2)	This column represents cash payments made under the MIP.

(3)	Amounts shown in this column do not reflect that portion of the MIP awards that were made in the form of restricted Common Stock and, therefore, do not include the fair value of the restricted stock awards granted to the NEOs in February 2009 under the MIP, which shares vest over three years and are subject to forfeiture under certain circumstances. The table below reflects the number and fair value of the shares of restricted Common Stock that were granted to each of the NEOs under the MIP:

		Stock Awards:
		Number of Shares of	Grant Date Fair Value of
Named Executive Officer	Grant Date	Stock (#)	Stock Awards ($)
Tom J. Fatjo, Jr.	2/25/2009	13,008	27,967
Jerome M. Kruszka	2/25/2009	13,008	27,967
Charles A. Casalinova	2/25/2009	8,781	18,879
Tom J. Fatjo, III	2/25/2009	8,781	18,879

(4)	The amounts reported for each of the named executive officers in “All Other Compensation” are show below (in dollars):

	401(k) Matching	Health Insurance	Personal Use of
Named Executive Officer	Contributions ($)	Premiums ($)	Company Aircraft(1) ($)
Tom J. Fatjo, Jr.	5,125	7,372	116,877
Jerome M. Kruszka	3,875	2,033	22,932
Charles A. Casalinova	5,125	7,372	9,986
Tom J. Fatjo, III	3,875	7,372	3,699

(1)	We calculate the amount of the personal aircraft usage perquisite based on our incremental cost. The calculation is based on the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar and parking costs, and other variable costs. Under applicable Internal Revenue Service regulations, we impute income to the NEOs for their personal aircraft usage based upon the Standard Industry Fare Level (SIFL) rates set by the U.S. Department of Transportation. The amount of imputed income for each NEO, based on the SIFL rates, may not exceed annual limits established by our Board of Directors. The imputed income to each of the NEOs for the personal aircraft usage in 2008 was as follows (with the maximum amounts established by the Board of Directors indicated in parentheses): $30,136 ($50,000 limit) for Mr. Fatjo, Jr.; $12,559 ($50,000 limit) for Mr. Kruszka; $4,783 ($35,000 limit) for Mr. Casalinova; and $3,117 ($35,000 limit) for Mr. Fatjo, III.
Grants of Plan-Based Awards for Fiscal Year 2008
     We did not grant non-equity or equity incentive plan awards or stock options during 2008. Rather, we granted stock awards consisting of restricted Common Stock under the Amended Plan and pursuant to employment agreements with each of our NEOs. All of the stock awards granted in 2008 vest in equal one-third increments on January 8, 2009, January 8, 2010 and January 8, 2011. The specific awards of restricted Common Stock that were granted by the Compensation Committee to each of the NEOs in 2008 under the Amended Plan and the terms of their respective employment agreements are as follows:

		All Other Stock	Grant Date Fair Value of
		Awards: Number of	Stock and Option Awards
Named Executive Officer	Grant Date	Shares of Stock (#) (1)	($) (2)
Tom J. Fatjo, Jr.	1/8/2008	41,624	267,642
Jerome M. Kruszka	1/8/2008	41,624	267,642
Charles A. Casalinova	1/8/2008	31,220	200,745
Tom J. Fatjo, III	1/8/2008	31,220	200,745

(1)	The number of shares of restricted Common Stock was computed by dividing the NEOs base salary for 2008 by the market value of one share of our Common Stock as of the grant date, but such amount will not be less than $9.50 per share regardless of the market value on the grant date.

(2)	Based on the market value on the date of grant of $6.43 per share.
     In accordance with the terms of the MIP and the employment agreements with each of our NEOs, stock awards were granted to each of the NEOs in 2008 for 50% of the performance compensation earned under the MIP in 2007. The specific awards of restricted Common Stock that were granted by the Compensation Committee to each of the NEOs in 2008 under the MIP and the terms of their respective employment agreements are as follows:

		All Other Stock
		Awards: Number of	Grant Date Fair Value of
Named Executive Officer	Grant Date	Shares of Stock (#) (1)	Stock and Option Awards ($)
Tom J. Fatjo, Jr.	2/12/2008	40,609	300,913
Jerome M. Kruszka	2/12/2008	40,609	300,913
Charles A. Casalinova	2/12/2008	27,414	203,138
Tom J. Fatjo, III	2/12/2008	22,836	169,215

(1)	The number of shares of restricted Common Stock was computed by dividing 50% of the incentive compensation amount earned under the MIP by each of the NEOs in 2007 by the market value of one share of our Common Stock as of the grant date, but such amount will not be less than $9.50 per share regardless of the market value on the grant date.

(2)	Based on the market value on the date of grant of $7.41 per share.
Narrative to Summary Compensation Table and Plan-Based Awards Table
Employment Agreements
     On January 5, 2007, our subsidiary, WCA Management Company, L.P. (“WCA Management”), entered into a new employment agreement (retroactively effective to January 1, 2007, the “Effective Date”) with each of Tom J. Fatjo, Jr., our chief executive officer, Jerome M. Kruszka, our president and chief operating officer, Charles A. Casalinova, our senior vice president and chief financial officer, and Tom J. Fatjo, III, our senior vice president-finance and secretary. The company has guaranteed WCA Management’s obligations under these employment agreements. On December 8, 2008, the employment agreement with each NEO was amended and restated to make adjustments required by the regulations promulgated under Section 409A of the Internal Revenue Code, as amended. No changes were made to any of the NEO’s respective employment agreements relating to the financial benefits available to the NEOs in connection with their employment or resulting from a change in control. Below is a summary description of the material terms of these employment agreements and, as such, is not complete. Complete copies of each of these employment agreements are filed as exhibits to our Current Report on Form 8-K filed December 12, 2008 with the SEC.
•	Term of Each Employment Agreement. The employment agreement for each of the NEOs provides for a term of three years commencing on the Effective Date plus any extensions (the “Term”). On the first day of each calendar month, the Term is automatically extended for an additional calendar month unless WCA Management or the executive officer gives notice not to extend the Term. The agreements terminate on the earlier of (i) the last day of the Term (as extended), (ii) the executive officer’s death, (iii) notice that the executive officer is “permanently disabled” (as defined in the employment agreements), (iv) WCA Management’s termination of the executive officer’s employment for “cause” (as defined in the employment agreements) or (v) the executive officer’s termination of his employment for “good reason” (as defined in the employment agreements).

•	Compensation. The employment agreements provide for the following base salaries for the executive officers for 2008 and 2009:

Named Executive Officer	2008 Base Salary ($)	2009 Base Salary ($)
Tom J. Fatjo, Jr.	395,430	395,430
Jerome M. Kruszka	395,430	395,430
Charles A. Casalinova	296,599	296,599
Tom J. Fatjo, III	296,599	296,599

The base salaries will be increased each year by not less than the increase during the immediately preceding year in the Consumer Price Index for the Houston Standard Metropolitan Statistical Area. However, no increase in base salaries for any of the NEOs was made from 2008 to 2009 as part of a company-wide cost reduction initiative.

•	Participation in Compensation Plans. Each NEO and various other key officers are eligible to participate in the following plans:
•	2007 Management Incentive Plan. Pursuant to the MIP, each participant, including the NEOs, has the opportunity to earn an annual bonus based on performance measures and annual incentive plan goals, which are established by the Compensation Committee. The opportunity to earn a bonus under the MIP is expressed as percentage of base salary and is set each year for each NEO separately. For 2008, the maximum percentages of base salary for the executive officers ranged from 180% to 200%, while the maximum percentage of base salary for the executive officers for 2009 is 200%. Please see “Compensation Discussion & Analysis – Executive Compensation Components – Management Incentive Plan” for additional information regarding the performance criteria upon which MIP awards to the NEOs are based.

•	Restricted Stock Grants. Under the terms of their respective employment agreements, the NEOs receive annual grants of restricted Common Stock under the Amended Plan, with such grants being made in January of each year. The number of shares of restricted Common Stock granted to each NEO in such year is equal to the fair market value of his base salary for the relevant year divided by the market value of one share of our Common Stock on the date of grant. Fair market value for these purposes will not be less than $9.50 per share. For purposes of the January 2009 grant, the number of shares received was calculated using $9.50 per share, which was greater than the current market value on such date. Under the terms of the employment agreements, each NEO will be entitled to receive a restricted stock grant based on the same formula in each subsequent year in which such NEO remains an employee. These restricted stock grants vest in one-third increments over the three-year period following the date of grant. Dividends are payable on these awards, whether or not they are vested, to the extent any dividends are paid on the Common Stock.

•	Other Plans. The NEOs and, to the extent applicable, the NEOs’ family, dependents and beneficiaries, may participate in the benefit or similar plans, policies or programs provided to similarly situated employees under our standard employment practices as in effect from time to time.
•	Termination and Change in Control Payments. The employment agreements provide for the following termination payments:
•	Upon termination for any reason whatsoever, an NEO (or in case of death, his estate) is entitled to all salary and expense reimbursements due through the date of such termination and such benefits as are available pursuant to the terms of any benefit or similar plans, policies or programs in which he was participating at the time of such termination.

•	Upon termination for death or permanent disability, in lieu of any further salary, bonus payments, or other severance, an NEO (or his estate, as applicable) will be entitled to a lump-sum cash severance payment equal to the amount of his base salary (computed at the rate then in effect) for the remaining Term of the employment agreement.

•	Upon termination of an NEO for any reason other than death, disability or cause, or if the NEO terminates his employment for good reason, he will be entitled to continued salary payments throughout the balance of the Term, to continue coverage under any annual and long-term incentive plans, and to other benefits pursuant to the employment agreement. If WCA

Management pays this salary and benefits for the Term of the employment agreement, the NEO will be subject to non-competition and confidentiality covenants through that full Term.

•	Upon a Change in Control (as defined below) or within 24 months thereafter, an NEO (and certain other key officers) will be entitled to certain change of control payments if (a) his employment is involuntarily terminated other than for cause, (b) his reporting level is significantly reduced (as determined by the officer in good faith), (c) his base salary and annual incentive compensation is reduced by 10% or more, or (d) he is required to relocate by more than 50 miles. If triggered, the Change in Control payments to an NEO (or other key officers) will be made in a lump sum cash payment equal to three times the sum of (i) his base salary and (ii) his average annual bonus pursuant to any annual bonus plan in effect as to any of the three consecutive calendar years ending immediately before the calendar year in which the last event triggering the right to the payment occurred. “Change in Control” is defined to mean any one of the following events:
(i)	a change in the ownership of the Company, a change in the effective control of a Company or a change in the ownership of a substantial portion of the assets of a corporation, as specifically provided in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), which includes if one person or more persons acting as a group acquires ownership of more than fifty percent (50%) of the total fair market value or voting power of the stock of the Company;

(ii)	one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company; or

(iii)	a majority of members of the Company’s board of directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors before the date of the appointment or election.
If this definition of Change in Control does not conform to the definition of change in control under Section 409A of the Code, as in effect from time to time, the definition will be deemed amended for purposes of the NEOs’ employment agreements to conform to the requirements of Section 409A of the Code.

•	Any payment to be made to the respective NEOs resulting from his “separation from service,” as defined in Section 409A of the Code, will be delayed for six months following such separation from service.
•	Gross-Up Payments for Excise Taxes. If payments to be made to NEOs or other key officers (whether under the employment agreements or any other agreement or plan) are subject to state or federal excise taxes (and any interest or penalties with respect to such taxes), such officers will be entitled to additional payments so that the net amount after payment of the excise tax (and any such interest or penalties) will equal the total payments they are entitled to receive under their employment agreements. However, if no excise tax would be payable if the total payments were reduced by 3% or less, then the aggregate payments shall be reduced by the amount necessary to avoid application of the excise tax.

•	Other provisions. The employment agreements with the NEOs (and other key officers) also contain other provisions, including provisions to prevent duplication of benefits to waive any requirement that an officer seek other employment, to prevent any reduction in payments because of compensation earned from other employers, and to waive any offset rights by WCA Waste. The employment agreements also subject each NEO and other key officers to certain non-compete and confidentiality covenants during the Term of the employment agreements.

          Additional information regarding the termination and Change-in-Control provisions of the NEOs’ employment agreements are set forth below under “- Potential Payments Upon Termination or Change-in-Control.”
          The following table sets forth certain information regarding equity-based awards received by each of the NEOs as of December 31, 2008.
Outstanding Equity Awards at Fiscal Year-End 2008

	Option Awards					Stock Awards
										Equity
									Equity	Incentive
									Incentive	Plan
									Plan	Awards:
									Awards:	Market
									Number	or Payout
						Number		Market	of	Value of
			Equity Incentive			of		Value of	Unearned	Unearned
			Plan			Shares		Shares	Shares,	Shares,
			Awards:			or Units		or Units	Units or	Units or
	Number of	Number of	Number of			of Stock		of Stock	Other	Other
	Securities	Securities	Securities			That		That	Rights	Rights
	Underlying	Underlying	Underlying	Option		Have		Have	That	That
	Unexercised	Unexercised	Unexercised	Exercise	Option	Not		Not	Have Not	Have Not
	Options (#)	Options (#)	Unearned	Price	Expiration	Vested		Vested	Vested	Vested
Name	Exercisable	Unexercisable	Options (#)	($)	Date	(#)		($) (1)	(#)	($)

Tom J. Fatjo, Jr.	100,000	—	—	9.50	6/22/2014	—		—	—	—
	—	—	—	—	—	13,091	(2)	32,858	—	—
	—	—	—	—	—	27,073	(3)	67,953	—	—
						41,624	(4)	104,476
						40,609	(5)	101,929

Jerome M. Kruszka	100,000	—	—	9.50	6/22/2014	—		—	—	—
	—	—	—	—	—	13,091	(2)	32,858	—	—
	—	—	—	—	—	27,073	(3)	67,953	—	—
						41,624	(4)	104,476
						40,609	(5)	101,929

Charles A. Casalinova	75,000	—	—	9.50	6/22/2014	—		—	—	—
		—	—	—	—	9,819	(2)	24,646	—	—
		—	—	—	—	20,307	(3)	50,971	—	—
						31,220	(4)	78,362
						27,414	(5)	68,809

Tom J. Fatjo, III	65,000	—	—	9.50	6/22/2014	—		—	—	—
	—	—	—	—	—	8,180	(2)	20,532	—	—
						16,916	(3)	42,459
	—	—	—	—	—	31,220	(4)	78,362	—	—
						22,836	(5)	57,318

(1)	Determined by multiplying the closing market price of our Common Stock as of December 31, 2008 ($2.51) by the number of shares in the prior column.

(2)	These restricted stock awards were granted on January 17, 2006 under the terms of the NEOs’ respective employment agreements and the Amended Plan. The first two one-third increment of these restricted stock awards vested on January 17, 2007 and 2008. The remaining one-third increment of the restricted stock awards vested as follows:

Named Executive Officer	1/17/2009
Mr. Fatjo, Jr.	13,091
Mr. Kruszka	13,091
Mr. Casalinova	9,819
Mr. Fatjo, III	8,180

(3)	These restricted stock awards were granted on January 8, 2007 under the terms of the NEOs’ respective employment agreements and the Amended Plan. The first one-third increment of these restricted stock awards vested on January 8, 2008 and the remaining restricted stock awards vest as follows:

Named Executive Officer	1/8/2009	1/8/2010
Mr. Fatjo, Jr.	13,536	13,537
Mr. Kruszka	13,536	13,537
Mr. Casalinova	10,153	10,154
Mr. Fatjo, III	8,458	8,458

(4)	These restricted stock awards were granted on January 8, 2008 under the terms of the NEOs’ respective employment agreements and the Amended Plan and vest as follows:

Named Executive Officer	1/8/2009	1/8/2010	1/8/2011
Mr. Fatjo, Jr.	13,874	13,875	13,875
Mr. Kruszka	13,874	13,875	13,875
Mr. Casalinova	10,406	10,407	10,407
Mr. Fatjo, III	10,406	10,407	10,407

(5)	These restricted stock awards were granted on March 12, 2008 in payment of the incentive compensation earned for 2007 be each of the NEOs under the MIP and vest as follows:

Named Executive Officer	2/12/2009	2/12/2010	2/12/2011
Mr. Fatjo, Jr.	13,536	13,536	13,537
Mr. Kruszka	13,536	13,536	13,537
Mr. Casalinova	9,138	9,138	9,138
Mr. Fatjo, III	7,612	7,612	7,612

In 2008, none of the NEOs exercised any of the options previously granted to them. The following table sets forth certain information regarding vesting of restricted stock held by the NEOs during the year ended December 31, 2008.
Stock Vested In Fiscal Year 2008

	Stock Awards
	Number of Shares	Value Realized on
Named Executive Officer	Acquired on Vesting	Vesting ($)(1)
Tom J. Fatjo, Jr.	38,857	250,703
Jerome M. Kruszka	38,857	250,703
Charles A. Casalinova	29,145	188,042
Tom J. Fatjo, III	24,277	156,634

(1)	Determined by multiplying the number of shares of stock that vested during 2008 by the closing market price of our Common Stock on the respective vesting dates, but excluding any tax obligation incurred in connection with such vesting.
Potential Payments Upon Termination or Change-in-Control
          The following summaries set forth potential payments payable to our NEOs upon termination of employment or a Change in Control of us under their current employment agreements and our stock plans and other compensation programs. The Compensation Committee may, in its discretion, revise, amend or add to the benefits if it deems advisable. For purposes of the following summaries, dollar amounts are estimates based on salary as of December 31, 2008, benefits paid to the named executive officer in fiscal year 2008 (and any prior years as applicable) and stock and option holdings of the name executive officer as of December 31, 2008. The summaries assume a price per share of our common stock of $2.51 per share, which was the closing price per share on December 31, 2008, as reported on the NASDAQ Global Market.
          Termination and Change in Control. Each of our NEOs is entitled to certain benefits under his employment agreement upon any of the following:
•	we terminate his employment as a result of his death;

•	we terminate his employment as a result of his disability;

•	we terminate his employment for “cause;”

•	the NEO terminates his employment for “good reason;” and

•	the NEO involuntarily terminates for any reason other than “cause” within 24 months following a Change in Control.
          Upon our Change in Control, all of the NEOs restricted stock that is unvested will automatically accelerate and become fully vested.
          Upon termination for any reason whatsoever, each NEO (or in case of death, his estate) is entitled to all salary and expense reimbursements due to such NEO through the date of his termination and such benefits as are available pursuant to the terms of any benefit or similar plans, policies or programs in which he was participating at the time of such termination.
          Death or Disability. Upon termination for death or disability, in lieu of further salary, bonus payments, or other severance, we will pay to such NEO (or his estate), within 30 days of such termination, a lump sum cash severance payment equal to his base salary for the remaining term of his employment agreement as in effect immediately prior to such termination.
          Termination by Us for Reason Other than Death, Disability, or Cause, or by the NEO for Good Reason. Throughout the full term of each NEO’s employment agreement, we shall continue to pay such NEO’s salary, continue coverage in any annual and long-term incentive plans, and provide benefits as described in his employment agreement.
          Termination by Us within 24 Months Following a Change in Control. The company shall pay to each NEO, within thirty (30) days after termination (in the event such termination occurs within 24 months of a Change in Control), a lump sum cash payment equal to three times the sum of (i) the NEO’s annual base salary in effect immediately prior to the Change in Control and (ii) the NEO’s average annual bonus. The average annual bonus shall mean the average annual bonus earned by the affected NEO pursuant to any annual bonus plan in which such NEO participated during any of the three consecutive calendar years ending immediately prior to the year of termination.
          If any payment or benefit under each NEO’s employment agreement is determined to be subject to the excise tax for “excess parachute payments” under U.S. federal income tax rules, such NEO is entitled to receive an additional amount (“tax gross-up”) to adjust for the incremental tax costs of those payments to him. However, if any NEO’s payments due on a termination following a Change in Control do not exceed 103% of his average compensation for the previous five years, then his payments shall be scaled back such that an excise tax is not due.
Tom Fatjo Jr.
     Assuming that Tom Fatjo Jr.’s employment was terminated under each of these circumstances, or a change in control occurred on December 31, 2008, such payments and benefits have an estimated value as follows (less applicable withholding taxes):

				Value of Equity
				Awards Received
	Cash		Tax Gross-	or to be
Scenario	Severance ($)		Ups ($)	Received($)
Death or Disability	1,186,290	(1)	—	—
Termination for cause	—		—	—
Termination for good reason by Mr. Fatjo Jr. or without cause by WCA Waste Corporation	3,596,361	(2)	—	548,819 (3)
Involuntary Termination other than for cause within 24 months of a change in control	2,578,104	(4)	—	307,216 (5)

(1)	This amount represents three times the 2008 base salary for Mr. Fatjo.

(2)	This amount represents three times the sum of (a) Mr. Fatjo’s annual base salary for 2008; (b) the maximum award for which Mr. Fatjo was eligible in 2008 under the MIP in accordance with the terms of his employment agreement; (c) matching 401(k) contribution made to his account for 2008; and (d) the health insurance premiums made for Mr. Fatjo’s benefit in 2008.

(3)	This amount represents the sum of the amount of accelerated unvested restricted stock currently owned plus any grants of restricted stock to be granted during the remaining three year term of the employment agreement based on the closing price of our Common Stock on December 31, 2008 ($2.51).

(4)	Cash severance is equal to three times the sum of Mr. Fatjo’s 2008 base salary ($395,430) and his average annual bonus over the prior three calendar years ($463,938).

(5)	As of December 31, 2008, Mr. Fatjo held 122,397 shares of unvested restricted stock. The value of accelerated unvested restricted stock was calculated by multiplying 122,397 shares underlying Mr. Fatjo’s unvested restricted stock by $2.51 (our closing price per share on December 31, 2008).
Jerome M. Kruszka
          Assuming that Jerome M. Kruszka’s employment was terminated under each of these circumstances, or a Change in Control occurred on December 31, 2008, such payments and benefits have an estimated value as follows (less applicable withholding taxes):

				Value of Equity
				Awards Received
	Cash		Tax Gross-	or to be
Scenario	Severance ($)		Ups ($)	Received($)
Death or Disability	1,186,290	(1)	—	—
Termination for cause	—		—	—
Termination for good reason by Mr. Kruszka or without cause by WCA Waste Corporation	3,576,594	(2)	—	548,819 (3)
Involuntary Termination other than for cause within 24 months of a change in control	2,578,104	(4)	—	307,216 (5)

(1)	This amount represents three times the 2008 base salary for Mr. Kruszka.

(2)	This amount represents three times the sum of (a) Mr. Kruszka’s annual base salary for 2008; (b) the maximum award for which Mr. Kruszka was eligible in 2008 under the MIP in accordance with the terms of his employment agreement; (c) matching 401(k) contribution made to his account for 2008; and (d) the health insurance premiums made for Mr. Kruszka’s benefit in 2008.

(3)	This amount represents the sum of the amount of accelerated unvested restricted stock currently owned plus any grants of restricted stock to be granted during the remaining three year term of the employment agreement based on the closing price of our Common Stock on December 31, 2008 ($2.51).

(4)	Cash severance is equal to three times the sum of Mr. Kruszka’s base salary ($395,430) and average annual bonus over the prior three calendar years ($463,938).

(5)	As of December 31, 2008, Mr. Kruszka held 122,397 shares of unvested restricted stock. The value of accelerated unvested restricted stock was calculated by multiplying 122,397 shares underlying Mr. Kruszka’s unvested restricted stock by $2.51 (our closing price per share on December 31, 2008).
Charles A. Casalinova
          Assuming that Charles A. Casalinova’s employment was terminated under each of these circumstances, or a Change in Control occurred on December 31, 2008, such payments and benefits have an estimated value as follows (less applicable withholding taxes):

				Value of Equity
				Awards Received
	Cash			or to be
Scenario	Severance ($)		Tax Gross-Ups ($)	Received($)
Death or Disability	889,797	(1)	—	—
Termination for cause	—		—	—
Termination for good reason by Mr. Casalinova or without cause by WCA Waste Corporation	2,528,922	(2)	—	401,552 (3)
Involuntary Termination other than for cause within 24 months of a change in control	1,801,371	(4)	—	222,788 (5)

(1)	This amount represents three times the 2008 base salary for Mr. Casalinova.

(2)	This amount represents three times the sum of (a) Mr. Casalinova’s annual base salary for 2008; (b) the maximum award for which Mr. Casalinova was eligible in 2008 under the MIP in accordance with the terms of his employment agreement; (c) matching 401(k) contribution made to his account for 2008; and (d) the health insurance premiums made for Mr. Casalinova’s benefit in 2008.

(3)	This amount represents the sum of the amount of accelerated unvested restricted stock currently owned plus any grants of restricted stock to be granted during the remaining three year term of the employment agreement based on the closing price of our Common Stock on December 31, 2008 ($2.51).

(4)	Cash severance is equal to three times the sum of Mr. Casalinova’s base salary ($296,599) and average annual bonus over the prior three calendar years ($303,858).

(5)	As of December 31, 2008, Mr. Casalinova held 88,760 shares of unvested restricted stock. The value of accelerated unvested restricted stock was calculated by multiplying 88,760 shares underlying Mr. Casalinova’s unvested restricted stock by $2.51 (our closing price per share on December 31, 2008).
Tom Fatjo, III
          Assuming that Tom Fatjo III’s employment was terminated under each of these circumstances, or a Change in Control occurred on December 31, 2008, such payments and benefits have an estimated value as follows (less applicable withholding taxes):

				Value of Equity
				Awards Received
	Cash		Tax Gross-	or to be Received
Scenario	Severance ($)		Ups ($)	($)
Death or Disability	889,797	(1)	—	—
Termination for cause	—		—	—
Termination for good reason by Mr. Fatjo III or without cause by WCA Waste Corporation	2,525,172	(2)	—	377,436 (3)
Involuntary Termination other than for cause within 24 months of a change in control	1,677,011	(4)	—	198,672 (5)

(1)	This amount represents three times the 2008 base salary for Mr. Fatjo III.

(2)	This amount represents three times the sum of (a) Mr. Fatjo’s annual base salary for 2008; (b) the maximum award for which Mr. Fatjo was eligible in 2008 under the MIP in accordance with the terms of his employment agreement; (c) matching 401(k) contribution made to his account for 2008; and (d) the health insurance premiums made for Mr. Fatjo’s benefit in 2008.

(3)	This amount represents the sum of the amount of accelerated unvested restricted stock currently owned plus any grants of restricted stock to be granted during the remaining three year term of the employment agreement based on the closing price of our Common Stock on December 31, 2008 ($2.51).

(4)	Cash severance is equal to three times the sum of Mr. Fatjo’s base salary ($296,599) and average annual bonus over the prior three calendar years ($262,405).

(5)	As of December 31, 2008, Mr. Fatjo held 79,152 shares of unvested restricted stock. The value of accelerated unvested restricted stock was calculated by multiplying 79,152 shares underlying Mr. Fatjo’s unvested restricted stock by $2.51 (our closing price per share on December 31, 2008).
Director Compensation
          The table below sets forth the aggregate compensation paid during 2008 to our directors for the current year’s board service. We did not grant options, non-equity incentive plan awards, or any compensation other than the payment of fees and the grant of restricted stock as shown below. Our two employee directors, Tom J. Fatjo, Jr. and Jerome M. Kruszka, did not receive any additional compensation for board service during 2008.

	Fees
	Earned or	Stock
	Paid in	Awards
	Cash	($) (1)	Total
Name	($)	(2)	($)
Richard E. Bean	42,750	53,544	96,294
Ballard O. Castleman	31,000	53,544	84,544
Preston Moore, Jr.	31,000	80,640	111,640
Roger A. Ramsey	36,750	53,544	90,294
Jeffrey B. Schwartz (3)	9,250	17,401	26,651
Jeffrey S. Serota (3)	29,500	80,640	110,140
John V. Singleton	30,500	80,640	111,140

(1)	Determined based on the aggregate grant date fair value computed in accordance with SFAS 123(R).

(2)	As of December 31, 2008, Messrs. Bean, Castleman, Moore, Ramsey, Schwartz and Serota and Judge Singleton each had 6,316 outstanding unvested stock awards.

(3)	These shares are held by Messrs. Schwartz and Serota for the benefit of Ares Management LLC and certain of the other Ares Entities. Messrs. Schwartz and Serota are associated with Ares Management LLC and certain of the other Ares Entities. Pursuant to the policies of the Ares Entities, Messrs. Schwartz and Serota must hold these securities as a nominee on behalf of, and for the sole benefit of, the Ares Entities. Messrs. Schwartz and Serota each disclaims beneficial ownership of these shares.

The following table sets forth the fees paid in 2008 to our non-employee directors for their service on the Board of Directors and committees of the Board and attendance at Board and committee meetings:

Annual Fee
	Annual Fee	for	Board	Board	Committee	Committee
	for Audit	Compensation	Attendance	Attendance	Attendance	Attendance
Annual	Committee	Committee	Fee (in	Fee	Fee (in	Fee
Retainer	Chairperson	Chairperson	person)	(telephonic)	person)	(telephonic)
$25,000	$10,000	$5,000	$1,000	$500	$500	$250
          For 2008, Messrs. Bean, Castleman, Moore, Ramsey, and Serota and Judge Singleton each received $25,000 as his annual retainer for membership on the Board, while Mr. Schwartz received a retainer of $6,250 for his service on the Board for a portion of 2008. Messrs. Bean and Ramsey received $10,000 and $5,000 for serving as chair of the Audit and Compensation Committees, respectively. Pursuant to the attendance fee schedule, Mr. Bean received $7,750, Mr. Castleman received $6,000, Mr. Moore received $6,000, Mr. Ramsey received $6,750, Mr. Schwartz received $3,000, Mr. Serota received $4,500 and Judge Singleton received $5,500 for attendance at Board of Director and committee meetings during 2008.
          At the Board meeting immediately following the 2008 Annual Meeting of Stockholders, which was held in June 2008, Messrs. Bean, Castleman, Ramsey, Moore, Schwartz and Serota and Judge Singleton each received 6,316 shares of restricted Common Stock for the current year of Board service. The number of shares received by the non-executive officer directors in 2008 was determined by dividing $60,000 by the greater of $9.50 per share or the closing price per share of our Common Stock on the grant date. The closing price of our Common Stock on the date of grant was less than $9.50 per share. The restricted shares issued to the non-executive officer directors vest in full one year from the grant date, with full vesting upon termination of such non-employee director’s board service on account of his death, disability or a Change in Control (as defined under the Amended Plan).
          Each director will be fully indemnified by us for actions associated with being a director to the extent permitted under Delaware law. All directors receive reimbursements for out-of-pocket expenses incurred in connection with attending meetings of the Board of Directors or committees thereof.
          No members of our Board, other than Messrs. Fatjo, Jr. and Kruszka whose compensation is described under “Executive Compensation” above, were paid any compensation in 2008 for their services as a director of the company other than the standard compensation arrangement for directors described in this narrative and reimbursement of expenses. In 2008, our officers and employees who also served as directors did not receive additional compensation for their service as a director and each non-employee director received the cash compensation indicated above.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
          KPMG LLP, an independent registered public accounting firm, has served as our independent auditors since 2000 and audited our consolidated financial statements for the year ended December 31, 2008. The audit committee is directly responsible for the appointment of our independent registered public accounting firm and has appointed KPMG LLP to audit our financial statements for the year ending December 31, 2009. Stockholder ratification of the appointment of KPMG LLP as our independent registered public accounting firm is not required by our amended and restated bylaws or other applicable legal requirement. However, the appointment of KPMG LLP is being submitted to the stockholders for ratification. If the stockholders do not ratify the appointment of KPMG LLP, the audit committee will evaluate the stockholder vote when considering the selection of an independent registered public accounting firm for the 2010 fiscal year and reconsider whether or not to retain the firm. Even if the appointment is ratified, the audit committee, at its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be appropriate.
          Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
Fees Paid to KPMG LLP
          KPMG LLP has billed WCA Waste and its subsidiaries the aggregate fees set forth in the table below for 2008 and 2007.

	2008	2007
Audit Fees (1)	$850,000	$890,000
Audit-Related Fees (2)	—	26,500
Tax Fees	—	—
All Other Fees	—	—

Total	$850,000	$916,500

(1)	These represent the aggregate fees billed for professional services rendered by KPMG LLP for the audit of WCA Waste’s interim condensed consolidated annual financial statements for the years ended December 31, 2008 and 2007 and reviews of the consolidated financial statements included in WCA Waste’s quarterly reports on Form 10-Q for the years then ended and the audit of internal control over financial reporting of WCA Waste as of December 31, 2008.

(2)	The 2007 audit-related fees represent fees billed for professional services in connection with WCA Waste’s responses to SEC comments letters and other matters.
          All of the above fees were pre-approved by either the audit committee or the chairman of the audit committee acting on behalf of the audit committee. The audit committee concluded that the provision of the aforementioned services by KPMG LLP were compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.
          The audit committee charter provides that pre-approval of non-audit services (other than review and attestation services) are not required if such services fall within exceptions established by the rules and regulations of the SEC. No such services provided in 2008 or 2007 were pre-approved pursuant to any such exceptions.
          The audit committee delegates to the chairman the authority to approve in advance all audit, audit-related, tax and other services and permissible non-audit services to be provided by KPMG LLP if presented to the full committee at the next regularly scheduled meeting.

          The Board of Directors recommends that you vote “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009. All proxies executed and returned will be voted “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009 unless the proxy specifies otherwise.
AUDIT COMMITTEE REPORT
          Generally, the Audit Committee is responsible for the oversight of the integrity of WCA Waste’s financial statements. More specifically, the Audit Committee is responsible for monitoring WCA Waste’s accounting and financial reporting processes, the audits of WCA Waste’s financial statements, WCA Waste’s compliance with legal and regulatory requirements, WCA Waste’s internal controls and risk management procedures, the qualifications and independence of WCA Waste’s independent auditors and the performance of WCA Waste’s internal audit function and its independent auditors. The Audit Committee has the sole authority and responsibility to select, determine the compensation and retention terms of, evaluate and, when appropriate, terminate WCA Waste’s independent registered public accounting firm. The Audit Committee has three independent directors and operates under a written charter adopted by the Board of Directors. The Board of Directors has determined that each Committee member is independent under the standards of director independence established under the Nasdaq Marketplace Rules and is also “independent” for purposes of Rule 10A-3(b)(1)(ii) of the Securities Exchange Act of 1934, as amended.
          Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. WCA Waste’s independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. Our responsibility is to oversee and review the financial reporting process. We are not, however, professionally engaged in the practice of accounting or auditing and do not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or generally accepted accounting principles or as to auditor independence. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent registered public accounting firm.
          We held three meetings during fiscal 2008. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management and WCA Waste’s independent registered public accounting firm, KPMG LLP. We discussed with KPMG LLP the overall scope and plans for their audit. We met with KPMG LLP, with and without management present, to discuss the results of their examinations and their evaluations of WCA Waste’s internal controls.
          We reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2008 with management and KPMG LLP. We also discussed with management and KPMG LLP the process used to support certifications by WCA Waste’s Chief Executive Officer and Chief Financial Officer that are required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany WCA Waste’s periodic filings with the SEC.
          We also discussed with KPMG LLP matters that independent registered public accounting firms must discuss with audit committees under generally accepted auditing standards and standards of the PCAOB, including, among other things, matters related to the conduct of the audit of WCA Waste’s consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).
          KPMG LLP also provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and represented that it is independent from WCA Waste. We discussed with KPMG LLP their independence from WCA Waste. When considering KPMG LLP’s independence, we considered if services they provided to WCA Waste beyond those rendered in connection with their audit of WCA Waste’s consolidated financial statements and reviews of WCA Waste’s interim condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q were compatible with maintaining their independence. We also reviewed, among other things, the audit and audit-related services performed by, and the amount of fees paid for such services to, KPMG LLP. We received regular updates on the amount of fees and scope of audit and audit-related services provided.
          Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to the Board of Directors that WCA Waste’s audited consolidated financial statements for the fiscal year ended December 31, 2008 be included in WCA Waste’s Annual Report on Form 10-K. We have also selected KPMG LLP as WCA Waste’s independent registered public accounting firm for the fiscal year ending December 31, 2009 and are presenting the selection to the stockholders for ratification.
The Audit Committee
Richard E. Bean, Chairman
Ballard O. Castleman
Roger A. Ramsey
          This Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that WCA Waste specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.
ANNUAL REPORT
          Included with this proxy statement is the Annual Report of WCA Waste for the year ended December 31, 2008. Stockholders are referred to this report for financial and other information about our activities. The Annual Report is not incorporated by reference into this proxy statement and does not constitute a part of the proxy soliciting material.
          A copy of our Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC, including any financial statements but without exhibits, is available at www.cstproxy.com/wacwaste/2009 and may also be obtained without charge by written request to the Secretary, WCA Waste Corporation, One Riverway, Suite 1400, Houston, Texas 77056.
STOCKHOLDER PROPOSALS
          Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement and form of proxy and for consideration at our next annual meeting of stockholders. In order for a stockholder proposal to be eligible for inclusion in the proxy statement and form of proxy for next year’s annual meeting pursuant to Rule 14a-8(e) of the Exchange Act, the proposal must be received by the Secretary of WCA Waste at One Riverway, Suite 1400, Houston, Texas 77056 not later than December 26, 2009, the date that is at least 120 days prior to April 25, 2009, the anniversary date of this Proxy Statement. Such proposals must meet all of the requirements of applicable Delaware law and the rules and regulations promulgated by the SEC (including the requirements of Rule 14a-8) to be eligible for inclusion in our 2010 proxy materials. While the Board of Directors will consider stockholder proposals, we reserve the right to omit from our proxy statement and form of proxy stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.
          Alternatively, under our amended and restated bylaws, proposals of stockholders intended to be presented at next year’s annual meeting that do not comply with the procedure mentioned above must be received by the Secretary of WCA Waste at its principal executive office in Houston, Texas not more than 10 days following the first date that we publicly announce the date of such meeting, to be considered timely and must contain the information required by our amended and restated bylaws (set forth below) and Regulation 14A under the Exchange Act. We will not entertain any proposals at the annual meeting that do not meet these requirements. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) of the Exchange Act, we may exercise discretionary voting authority under proxies we solicit to vote in accordance with our best judgment on any such stockholder proposal.

          Our amended and restated bylaws require any proposal to include the following information: (i) the nature of the proposed business with reasonable particularity, including the exact text of any proposal to be presented for adoption and any supporting statement, which proposal and supporting statement shall not in the aggregate exceed 500 words, and the stockholder’s reasons for conducting such business at the annual meeting, (ii) any material interest of the stockholder in such business, (iii) the name, principal occupation and record address of the stockholder, (iv) the class and number of shares of WCA Waste which are held of record or beneficially owned by the stockholder, (v) the dates upon which the stockholder acquired such shares of stock and documentary support for any claims of beneficial ownership, (vi) such other matters as may be required by our amended and restated certificate of incorporation, (vii) a representation that the stockholder is a holder of record of stock of WCA Waste entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business, and (viii) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of a least the percentage of our outstanding capital stock required to approve or adopt the proposal and/or (b) otherwise to solicit proxies from stockholders in support of each proposal.
          Stockholders may contact the Secretary at our principal executive office in Houston, Texas for a copy of the relevant amended and restated bylaw provisions regarding the requirements for making stockholder proposals.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
          Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities (collectively, “Reporting Persons”) to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the Nasdaq Global Market. The Reporting Persons are required by SEC regulation to furnish us with copies of all Forms 3, 4 and 5 and any amendments thereto that they file. Based solely on our review of the copies of such forms that we have received and, where applicable, any written representations by any of them that no Form 5 was required, we believe that with respect to the year ended December 31, 2008, all the Reporting Persons complied with the applicable filing requirements on a timely basis.
OTHER BUSINESS
          Management does not intend to present and does not have any reason to believe that others will present at the Annual Meeting any item of business other than those set forth herein. However, if other matters are properly presented for a vote, the proxies will be voted upon such matters at the discretion and in accordance with the judgment of the person acting under the proxy.
IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

By Order of the Board of Directors
/s/ Tom J. Fatjo, III
Tom J. Fatjo, III
Senior Vice President- Finance and Secretary

Houston, Texas
April 30, 2009

WCA WASTE CORPORATION VOTE BY INTERNET OR TELEPHONE Q U I C K #š #š #š E A S Y #š #š #š I M M E D I AT E As a stockholder of WCA Waste Corporation, you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Daylight Savings Time, on June 17, 2009. Vote Your Proxy on the Internet: Go to www.continentalstock.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares. Vote Your Proxy by Phone: Call 1 (866) 894-0537 Use any touch-tone telephone to vote OR your proxy. Have your proxy card OR available when you call. Follow the voting instructions to vote your shares. Vote Your Proxy by mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided. PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE #¥ FOLD AND DETACH HERE AND READ THE REVERSE SIDE #¥ PROXY THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSALS. THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE FOLLOWING PROPOSALS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS PROXY. WITHHOLD X Please mark your votes like this FOR AUTHORITY FOR ALL FOR AGAINST ABSTAIN 1. P R O P O S A L T O E L E C T A B O A R D O F D I R E C T O R S INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, CHECK THE BOX L A B E L E D “ F O R A L L E X C E P T “ A N D S T R I K E A L I N E THROUGH THAT NOMINEE’S NAME IN THE LIST BELOW. ALL FOR ALL EXCEPT 2. PROPOSAL TO RATIFY THE APPOINTMENT OF THE FIRM OF KPMG LLP AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009; (1) Tom J. Fatjo, Jr. (2) Jerome M. Kruszka (3) Ballard O. Castleman (4) Richard E. Bean (5) Roger A. Ramsey (6) Preston R. Moore, Jr (7) Honorable John V. Singleton 3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. To change the address on your account, please check the box at right and indicate your new address in the address space below. Please note that changes to the registered name(s) on the account may not be submitted via this method. COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER: Signature Signature Date , 2009. NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Important Notice of Availability of Proxy Materials for the Annual Meeting of Stockholders of WCA Waste Corporation to be held on June 18, 2009 The Proxy Statement and the 2008 Annual Report on Form 10-K for WCA Waste Corporation are available at http://www.cstproxy.com/wcawaste/2009 FOLD AND DETACH HERE AND READ THE REVERSE SIDE PROXY WCA WASTE CORPORATION THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned stockholder appoints Tom J. Fatjo, III and Michael A. Roy, and each of them, as true and lawful agents and proxies, each with full power of substitution and resubstitution, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of WCA Waste Corporation held of record by the undersigned at the close of business on April 20, 2009 at the Annual Meeting of Stockholders of WCA Waste Corporation to be held on June 18, 2009 or at any adjournment thereof on all matters properly coming before the meeting as set forth in the related Notice of Annual Meeting of Stockholders and Proxy Statement, both of which have been received by the undersigned. YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE REVERSE SIDE)